UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Collective Brands, Inc.

(Name of Registrant as Specified In Its Charter)

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3231 Southeast Sixth Avenue
Topeka, KS 66607

April 13, 2011

Dear fellow Stockholder,

On behalf of the Board of Directors and Management of Collective Brands, Inc., I cordially invite you to attend the Annual Meeting of Stockholders to be held at the Collective Brands, Inc. Worldwide Headquarters, at 3231 Southeast Sixth Avenue, Topeka, Kansas on Thursday, May 26, 2011, at 10:00 a.m., Central Daylight Saving time. At the meeting, you will hear a report on the Company’s progress during fiscal 2010, our strategies for the future, and have the chance to meet the Company’s directors and executives. In addition, we will conduct the following business:

I.	Elect three directors, each for a three-year term;

II.	Conduct an advisory vote on executive compensation;

III.	Conduct an advisory vote on the frequency of holding future advisory votes on executive compensation;

IV.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the 2011 fiscal year; and

V.	Conduct other business, if properly raised.

In the following pages you will find the formal notice of the meeting and the proxy statement. The proxy statement provides more details about the agenda and procedures for the meeting and includes biographical information about the director candidates. The Company’s Annual Report for the fiscal year ended January 29, 2011 is also enclosed.

Even if you only own a few shares, we want your shares to be represented at the meeting. I encourage you to vote via telephone or the Internet. Voting by telephone or the Internet is fast and convenient. More importantly, voting by telephone or the Internet is better for our environment and saves the Company money. If you prefer, you can sign, date and return your proxy card promptly in the enclosed envelope. To attend the meeting in person, please follow the instructions on page 1.

Thank you for your investment in Collective Brands, Inc.

Sincerely,

Matthew E. Rubel
Chairman, Chief Executive Officer and President

DIRECTION TO COLLECTIVE BRANDS, INC. WORLDWIDE HEADQUARTERS

The Pozez Auditorium is located at the Collective Brands, Inc. Worldwide Headquarters located at 3231 Southeast Sixth Avenue, Topeka, Kansas.

Parking is available for you in the visitor’s parking lot. From the parking lot, you may enter the Collective Brands Inc. Worldwide Headquarters from the visitor’s entrance.

Collective Brands via I-70 Eastbound Carnahan / Deer Creek Trafficway Exit 364B.

Exit 364B Carnahan / Deer Creek Trafficway and turn left (north) towards Southeast Sixth Avenue, approximately .7 miles.

Collective Brands via I-70 Westbound Carnahan / Deer Creek Trafficway Exit 364B.

Exit 364B Carnahan / Deer Creek Trafficway and turn right (north) towards Southeast Sixth Avenue, approximately .6 miles.

NOTICE OF COLLECTIVE BRANDS, INC. ANNUAL MEETING OF STOCKHOLDERS

Date:

May 26, 2011

Time:

10:00 a.m., Central Daylight Saving time

Place:

Collective Brands, Inc. Worldwide Headquarters
Pozez Auditorium
3231 Southeast Sixth Avenue
Topeka, Kansas 66607

Purposes:

I.	Elect three directors, each for a three-year term;
II.	Conduct an advisory vote on executive compensation;
III.	Conduct an advisory vote on the frequency of holding future advisory votes on executive compensation;
IV.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the 2011 fiscal year; and
V.	Conduct other business, if properly raised.

Who may vote?

Only stockholders of record on April 1, 2011, may vote.

Your vote is very important. I encourage you to vote via telephone or the Internet. Voting by telephone or the Internet is fast and convenient. More importantly, voting by telephone or the Internet is better for the environment and saves the Company money. If you prefer, you can sign, date and return your proxy card promptly in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.

Michael J. Massey
Senior Vice President, General Counsel and Secretary

April 13, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2011

The Proxy Statement related to our 2011 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the fiscal year ended January 29, 2011 are available on our website at http://www.collectivebrands.com by selecting Investor Relations.

What are the purposes of this meeting?

The purposes of this meeting are to (i) elect three directors, each for a three-year term; (ii) conduct an advisory vote on executive compensation; (iii) conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; (iv) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the 2011 fiscal year and (v) conduct other business, if properly raised.

Who may vote?

Stockholders of Collective Brands, Inc., a Delaware corporation (“Collective Brands,” the “Company,” or “CBI”), as recorded in our stock register on April 1, 2011, may vote at the meeting.

How to vote?

Proxies may be submitted via telephone by calling toll free 1-800-652-VOTE (8683), or the Internet at www.investorvote.com/PSS or United States mail. Also, you may vote in person at the meeting. We recommend that you vote by proxy even if you plan to attend the meeting. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.

How do proxies work?

The Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or withhold voting authority with respect to each director candidate. You also may vote for, against or abstain from voting on proposals II and IV. For proposal III, you may select every one, two, three years or abstain. If you sign and return the enclosed proxy card, but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of Management’s proposals.

What is the difference between holding shares directly as a stockholder of record and holding shares in “street name” at a bank or broker?

Most of our stockholders hold their shares directly through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are differences between shares held of record and those held in “street name.”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, grant your voting directly to the Company or to a third party, or to vote in person at the meeting.

“Street Name Stockholder.” If your shares are held by a bank, broker, trustee or nominee, you are considered the beneficial owner of shares held in “street name,” and your bank or broker is considered the stockholder of record with respect to those shares. Your bank, broker, trustee or nominee will send you, as the beneficial owner, a separate package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the annual meeting; however, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your bank, broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about April 13, 2011.

Why did I receive multiple proxy cards?

You may receive more than one proxy or voting instruction card depending on how you hold your shares. You will receive a combined proxy voting instruction card for shares registered in your name and for shares allocated to you under the Company’s profit sharing plans. If you hold shares in “street name,” you may also get material from them asking how you want to vote. Please vote each proxy or voting instruction card.

How do I revoke my proxy?

You may revoke your proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via telephone or the Internet. Record holders may also revoke their proxy by voting in person at the meeting or by notifying the Company’s Secretary in writing at the address listed under “Questions” on page 45.

What is a quorum?

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. Shares owned by Collective Brands affiliated companies do not count for this purpose.

How many votes are needed?

The director candidates receiving the most votes will be elected to fill the seats on the Board. Proposals II and IV of Management will each pass if a majority of the votes are in favor of them. The option under proposal III receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders. We count abstention and broker non-votes to determine if a quorum is present, but not to determine if a proposal passes. When a broker returns a proxy, but does not have authority to vote on a particular proposal, we call it a “broker non-vote.”

Although the advisory votes on Proposals II and III are non-binding, as provided by law, our Board will review the results of the votes and, consistent with our record of stockholder engagement, will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Who may attend the meeting?

Only stockholders, their proxy holders and the Company’s guests may attend the meeting. The lower half of your proxy or voting instruction card is your admission ticket. Please bring the admission ticket with you to the meeting.

If you hold your shares through someone else, such as a stockbroker, send proof of your ownership to the Secretary at the address listed under “Questions” on page 45, and we will send you an admission ticket. Alternatively, you may bring proof of ownership with you to the meeting. Acceptable proof could include an account statement showing that you owned Collective Brands shares on April 1, 2011.

PROPOSAL I: ELECTION OF DIRECTORS

Proposal I on the accompanying proxy card

Directors and Nominees for Director

The Company’s Board of Directors (the “Board”) currently consists of nine Directors, divided into three classes, serving staggered terms. Six of the Company’s current Directors are serving in two classes with terms that continue beyond the Annual Meeting, and they are not subject to election at the Annual Meeting. Three of the Company’s Directors who served in the preceding year, Messrs. Robert F. Moran, Matthew A. Ouimet, and Matthew E. Rubel serve in a class with a term that expires at the 2011 Annual Meeting of Stockholders. Messrs. Robert F. Moran, Matthew A. Ouimet, and Matthew E. Rubel are the nominees of the Board for re-election at the Annual Meeting of Stockholders, and if elected, they will each serve a term of three years that will expire at the Annual Meeting of Stockholders to be held in the year 2014, or until a successor is elected and qualified.

Messrs. John F. McGovern and D. Scott Olivet and Ms. Mylle Mangum have terms expiring at the 2012 Annual Meeting of Stockholders. Messrs. Daniel Boggan Jr., Michael A. Weiss, and Robert C. Wheeler have terms expiring at the 2013 Annual Meeting of Stockholders.

Each nominee has consented to being named as a nominee and to serve as a Director, if elected. If any nominee should subsequently become unavailable for election, the holders of proxies may, in their discretion, vote for a substitute or the Board may reduce the number of Directors to be elected.

Directors Subject to Election:

ROBERT F. MORAN, 60, has served as a Director since March 2007. Mr. Moran has served as President and Chief Executive Officer and a Director of PetSmart, Inc. since June 2009 and prior to that served as President and Chief Operating Officer of the company since December 2001. He joined PetSmart in July 1999 as President of North American stores. Mr. Moran served as President of Toys R Us, Ltd., Canada from 1998 to June 1999. Prior to that, he spent 20 years with Sears, Roebuck and Company in a variety of financial and merchandising positions, including President and Chief Executive Officer of Sears de Mexico. He was also Chief Financial Officer and Executive Vice President of Galerias Preciados of Madrid, Spain from 1991 to 1993. As a result of these and other professional experiences, Mr. Moran possesses particular knowledge and experience in retail, merchandising, marketing, strategy, technology, finance, supply chain, logistics, international finance, international business, and multi-division general management experience that strengthen the Board’s collective qualifications, skills, and experience.

MATTHEW A. OUIMET, 52, has served as a Director since June 2008. Mr. Ouimet served as President and Chief Operating Officer for Corinthian Colleges from July 2009 to October 2010. He served as Executive Vice President — Operations for Corinthian Colleges from January 2009 to June 2009. Prior to joining Corinthian Colleges, he served as President, Hotel Group for Starwood Hotels and Resorts Worldwide from August 2006 to September 2008. Prior to joining Starwood, Mr. Ouimet spent 17 years at The Walt Disney Company, where he last served as president Disneyland Resort. Mr. Ouimet also served in a variety of other business development and financial positions, including President of Disney Cruise Line during his employment with Disney. Prior to his work with Disney, Mr. Ouimet was Controller and Senior Vice President, Finance for Lincoln Property Company from 1983 to 1989 and served as a Certified Public Accountant with Price Waterhouse from 1980 to 1983. As a result of these and other professional experiences, Mr. Ouimet possesses particular knowledge and experience in merchandising, marketing, finance, strategy, technology, government, academia, international business, and multi-division general management experience that strengthen the Board’s collective qualifications, skills, and experience.

MATTHEW E. RUBEL, 53, has served as a Director since July 2005 and as Chairman of the Board since May 2008. Mr. Rubel has served as Chief Executive Officer and President of Collective Brands, Inc. since July 2005. Prior to joining Collective Brands, Mr. Rubel was Chairman and Chief Executive Officer for Cole Haan from 1999 to July 2005. He served as Executive Vice President, J. Crew Group and Chief Executive Officer of Popular Club Plan from 1994 to 1999. While at J. Crew Group, Mr. Rubel was responsible for all licensing and international activities, as well as brand marketing and served on its Group Executive Committee. Mr. Rubel has also served as President and Chief Executive Officer of Pepe Jeans USA, and President of the Specialty Division of Revlon.

Mr. Rubel served as a Director of Furniture Brands, Inc. 2006 to 2008 and has served as a Director of SUPERVALU INC. since June, 2010. As a result of these and other professional experiences, Mr. Rubel possesses particular knowledge and experience in retail, merchandising, marketing, finance, strategy, technology, supply chain, logistics, digital commerce, international business, and multi-division general management experience that strengthen the Board’s collective qualifications, skills, and experience.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF COLLECTIVE BRANDS COMMON STOCK VOTE IN FAVOR OF THE ABOVE NOMINEES, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

Continuing Directors:

DANIEL BOGGAN JR., 65, has served as a Director since September 1997. Mr. Boggan is retired. He served as Chief of Staff for Oakland, California Mayor Ron Dellums from January 2007 to July 2007. He served as Director of Business Development of Siebert Branford Shank & Co., LLC from September 2003 until his retirement in March 2006. Mr. Boggan served as Senior Vice-President of the National Collegiate Athletic Association (“NCAA”) from 1998 to his retirement in August 2003. He joined the NCAA in 1994 as Group Executive Director for Education Services and served as Chief Operating Officer from January 1996 to August 1998. Prior to his tenure with the NCAA, Mr. Boggan was Vice Chancellor of the University of California from 1986 to 1994, and City Manager of Berkeley, California from 1982 to 1986. Mr. Boggan has served as a member of the Board of Directors of Viad Corporation since 2005 and The Clorox Company since 1990. As a result of these and other professional experiences, Mr. Boggan possesses particular knowledge and experience in finance, strategy, technology, government, and academia that strengthen the Board’s collective qualifications, skills, and experience.

MYLLE H. MANGUM, 62, has served as a Director since November 1997. She has served as Chief Executive Officer of IBT Enterprises, LLC (formerly International Banking Technologies) since October 2003 and has also served as Chairman and CEO of IBT Holdings since July 2007. Prior to this, Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 to 1999, she served as President-Global Payment Systems and Senior Vice President-Expense Management and Strategic Planning for Carlson Wagonlit Travel, Inc. From 1992 to 1997, she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Ms. Mangum was previously employed with BellSouth Corporation as Director-Corporate Planning and Development from 1986 to 1992, and President of BellSouth International from 1985 to 1986. Prior to that, she was with General Electric. Ms. Mangum served as a Director of Emageon, Inc. June 2004 to April 2009, Scientific-Atlanta, Inc. November 1993 to February 2006 and Respironics, Inc. from May 2004 to March 2008. She has served as a Director of Barnes Group Inc. since December 2002, Haverty Furniture Companies, Inc. since May 1999, Express, Inc. since August 2010, and Decatur First Bank, a privately held company since May 2007. As a result of these and other professional experiences, Ms. Mangum possesses particular knowledge and experience in retail, merchandising, marketing, strategy, technology, supply chain, logistics, international business, and multi-division general management experience that strengthen the Board’s collective qualifications, skills, and experience.

JOHN F. MCGOVERN, 64, has served as a Director since June 2003. Mr. McGovern is the founder, and since 1999 a partner, of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, GA. Prior to founding Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981 to 1999, including Executive Vice President/Chief Financial Officer from 1994 to 1999. Previously, Mr. McGovern had been Vice President and Division Executive, Forest Products Division from 1978 to 1981 and Package Division of Chase Manhattan Bank from 1971 to 1981. Mr. McGovern has served as a director of Xerium Technologies Inc. since 2010 and a Director of Neenah Paper, Inc. since 2006. Mr. McGovern previously served as a Director of GenTek, Inc. from 2003 to 2009, Golden Bear Golf, Inc. from 1996 to 2000 and Chart Industries, Inc. from 2004 to 2005. He also serves as a director of The Network Group and General Chemical Corp which are privately held. He also served as a Director and officer of ChannelLinx, Inc. from 2000 to 2002, which filed bankruptcy subsequent to his resignation. As a result of these and other professional experiences, Mr. McGovern possesses particular knowledge and experience in finance, strategy, and international finance that strengthen the Board’s collective qualifications, skills, and experience.

D. SCOTT OLIVET, 48, has served as a Director since September 2006. Mr. Olivet has served as Executive Chairman of RED Digital Cinema, Chairman of Oakley, Inc. (“Oakley”) and Chief Executive Officer of Renegade Brands, LLC since July 2009. From 2005 to July 2009, Mr. Olivet served as Chief Executive Officer of Oakley. Prior to joining Oakley, Mr. Olivet served as Vice President, Nike Subsidiaries and New Business Development from August 2001 to September 2005. From 1998 to 2001, Mr. Olivet served as Senior Vice President of Real Estate, Store Design and Construction, for the Gap, Inc. From 1984 to 1998, Mr. Olivet was a partner with Bain & Company. He currently serves as a Director of Oakley since 2005 (a public company until 2007), and RED Digital Cinema, a privately held company, since 2006, and is a Trustee and Member of the Audit Committee of Pomona College. As a result of these and other professional experiences, Mr. Olivet possesses particular knowledge and experience in retail, merchandising, marketing, finance, strategy, technology, international business, and multi-division general management experience that strengthen the Board’s collective qualifications, skills, and experience.

MICHAEL A. WEISS, 69, has served as a Director since January 2005. Mr. Weiss has served as President and Chief Executive Officer and a member of the board of Express, Inc. since July 2007. From 2004 to July 2007, Mr. Weiss was retired. He also served President and Chief Executive Officer of Express from 1997 to 2004. Mr. Weiss joined Limited in 1981 and served in a number of positions of increasing responsibility including Vice Chairman from 1993 to 1997 and President of Express from 1982 to 1993. Previously, he had been General Manager for Trousers Up, a subsidiary of Apparel Industries, Inc., and Merchandise Manager for Casual Corner Group, Inc. Mr. Weiss began his career at Abraham & Straus, a subsidiary of Federated Department Stores. Mr. Weiss served as a Director of Chicos FAS, Inc. (also served as Non-executive Chairman) 2005 to 2007, Pacific Sunwear of California, Inc. 2005 to 2008, and Borders Group, Inc. 2005 to 2009. As a result of these and other professional experiences, Mr. Weiss possesses particular knowledge and experience in retail, merchandising, marketing, finance, strategy, technology, supply chain and logistics that strengthen the Board’s collective qualifications, skills, and experience.

ROBERT C. WHEELER, 69, has served as a Director since September 2001. Mr. Wheeler is retired. He served as President of Hill’s Pet Nutrition, Inc. from 1981 to April 2009. He assumed the title of Chairman and Chief Executive Officer in June 1996. From 1987 to 1992, he served as Vice President of Colgate-Palmolive Company and had been a Corporate Officer since 1992. Mr. Wheeler served as a Director of Security Benefit Group from 1998 to July 2010. As a result of these and other professional experiences, Mr. Wheeler possesses particular knowledge and experience in merchandising, marketing, strategy, technology, supply chain, logistics, international business, integrated technologies for global organization and multi-division general management experience that strengthen the Board’s collective qualifications, skills, and experience.

Charters and Corporate Governance Principles

At its February 2011 meeting, the Board reviewed its charter and governance guidelines for the Company and the Board. The full text of the Company’s governance guidelines, and the charters for the Board, Audit and Finance Committee and the Compensation, Nominating and Governance Committee (the “CN&G Committee”) are each posted on the Company’s investor relations website at www.collectivebrands.com and will also be provided free of charge to any stockholder requesting a copy by writing to: Collective Brands, Inc., Attn: Investor Relations Department, 3231 Southeast Sixth Avenue, Topeka, Kansas 66607.

Purpose of the Board of Directors

The business of Collective Brands is managed under direction of the Board. The purpose of the Board is to oversee Management’s conduct of the Company’s business.

Board Responsibilities

The Board’s responsibilities (acting as a whole and through its standing committees) include:

•	Reviewing Management’s determination of objectives, strategies, policies and plans for the Company.

•	Electing, monitoring, evaluating, compensating and, if necessary, replacing the Chief Executive Officer and other senior executives.

•	Reviewing Management’s plans for guarding and preserving the Company’s assets including intangible assets such as the Company’s reputation and maintaining a reservoir of successor management talent.

•	Reviewing and approving equity and incentive compensation plans, and plans for major changes in the senior corporate organizational structure.

•	Reviewing and approving Management’s strategic and business plans and conducting continuing appraisals of Management’s performance against established plans and objectives.

•	Through the Audit and Finance Committee, recommending outside auditors for approval by stockholders.

•	Reviewing and approving strategic business plans, major transactions, changes in corporate financial structure affecting balance sheet items, financial plans, objectives and actions, including significant capital allocations and expenditures.

•	Designating and appointing members of committees of the Board, establishing appropriate limits of authority, and receiving reports from such committees and reviewing and approving such committee’s recommendations where necessary.

•	Reviewing management’s recommendations for maintenance and revision of the Company’s Certificate of Incorporation and By-laws.

•	Reviewing the CN&G Committee’s recommendations for perpetuation of a sound Board through planned and orderly recruitment activities, regular election and the filling of interim vacancies.

Board Organization

The Board consists of a substantial majority of independent directors who the Board has determined meet the New York Stock Exchange’s (the “NYSE”) definition of independence. Currently, Mr. Rubel is the only director that does not meet the NYSE’s definition of independence. Mr. Robert C. Wheeler currently serves as the Lead Director of the Board. The Lead Director of the Board is elected annually at the Board meeting immediately following the Annual Meeting of Stockholders.

The Board currently maintains three standing committees: (i) the Executive Committee, (ii) the Audit and Finance Committee, and (iii) the CN&G Committee. The Audit and Finance and the CN&G Committees are each comprised entirely of independent directors. Assignments to, and chairs of, the committees are recommended by the CN&G Committee and selected by the Board. All committees regularly report to the Board on their activities. The Board may, from time to time, establish certain other committees to act on behalf of the Board of Directors.

Board Leadership Structure

The Board is currently comprised of nine directors, eight of whom are independent. Mr. Rubel is currently the only management director. Mr. Rubel has served as Chairman of the Board since his election in May 2008 and has been a member of the Board since 2005. The Board’s guidelines require that if the Chairman and Chief Executive Officer positions are held by the same individual, the Board elects a Lead Director.

The Board believes that the current governance structure consisting of the Chairman, Chief Executive Officer and President and the Lead Director combined with a vast majority of independent, experienced directors benefits the Company and its stockholders. The Lead Director is elected annually after the Annual Meeting of Stockholders. The Lead Director is responsible for: (1) arranging periodic executive sessions of the Board of Directors; (2) chairing all executive sessions of the Board of Directors; (3) chairing the Executive Committee of the Board; (4) providing input to the Chairman of the Board, in consultation with the committee chairs, with respect to the planning and organization of the activities of and agenda for the meetings of the Board; (5) providing input on a regular basis to the Chairman of the Board with respect to the quality, quantity and timeliness of the information that is to be provided to the Board; (6) facilitating on-going formal and informal communications between and among directors; and (7) providing appropriate feedback to the Chairman of the Board regarding the effectiveness of Board meetings. Mr. Wheeler currently serves as the Lead Director.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies at all times. We believe our current Board leadership structure, given the current composition of the Board, is optimal. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for Collective Brands.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Collective Brands and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

The Board, acting directly or through its committees, is responsible for overseeing the Company’s risk management process. In discharging its responsibilities, the Board directly or through its committees focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and regularly reviews risk management and specific risk mitigation strategies that are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit and Finance Committee oversight of the Company’s risk management process. The Audit and Finance Committee reviews with management (a) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements. The CN&G Committee is responsible for reviewing the Company’s compensation programs to evaluate whether they are likely to pose any risks that are likely to have a material adverse effect on the Company. All committees report to the full Board as appropriate. When a matter rises to the level of a likely material enterprise risk, it generally will be discussed with the entire Board.

The Company’s management is responsible for day-to-day risk management. The Company’s Internal Audit and Risk Insurance Departments serve as the primary monitoring and testing functions for company-wide policies and procedures. They are responsible for identifying and coordinating risk management with key business leaders and regularly reporting to the Audit and Finance Committee. These departments administratively report to the Company’s Chief Financial Officer with the Internal Audit Department reporting directly to the Audit and Finance Committee. The Audit and Finance Committee also regularly receives reports from key business functions which discuss potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

This approach to risk management appropriately focuses the Board’s attention and allows management to run the Company with the oversight of the Board.

Board Operation

The Board has six regularly scheduled meetings per year. Audit and Finance and Compensation, Nominating and Governance Committee meetings are normally held in conjunction with board meetings. The Board and committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages informed, meaningful and probing deliberations. Directors generally receive their agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior executives at any time.

Board Advisors

The Board and its committees (consistent with their respective charters) may retain their own advisors, as they determine necessary, to carry out their responsibilities.

Board Evaluation

The CN&G Committee coordinates an annual evaluation process of the Board and each of the Board’s standing committees. The Audit and Finance Committee and the CN&G Committee each annually perform a self evaluation and a review of the adequacy of its charter. The CN&G Committee also periodically performs a Board skill assessment which includes an evaluation of Board diversity.

Selection of Directors

The Board is responsible for selecting nominees for Board membership, and establishing criteria for identifying potential nominees. For more information regarding the Director nomination process, including nominations by stockholders, see “Committees of the Board — the CN&G Committee.” In recommending candidates for election to the Board, the CN&G Committee considers the following criteria:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•	The fit of the individual’s skills and personality with those of other Directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

•	Diversity of viewpoints, background, experience and other demographics; and

•	A commitment to represent the Company’s stockholders as a whole.

The CN&G Committee considers nominees for Directors from any source, including individuals nominated by stockholders or outside consultants engaged by the CN&G Committee to recommend Director nominees. Director nominee suggestions must be submitted in writing to the Company’s Corporate Secretary at 3231 Southeast Sixth Avenue, Topeka, Kansas, 66607, and otherwise comply with the terms of the Company’s By-Laws. See also “About Stockholder Proposals and Nominations for Our 2012 Annual Meeting.”

Independence of Directors and Nominees for Director

The Board annually reviews and determines the independence of Directors. The Board also reviews and determines the independence of nominees for Director. No Director nominee or Director is considered independent unless the Board determines that he or she has no material relationship with the Company either directly, as a partner, stockholder or affiliate of an organization that has a material relationship with the Company, or indirectly. The Board has adopted categorical independence standards consistent with the New York Stock Exchange listing guidelines to evaluate the materiality of any such relationship. The Board has determined that each of the nominees for Director standing for election at the 2011 Annual Meeting, other than Mr. Rubel, is independent of the Company, because none of the nominees for Director, other than Mr. Rubel, has a material relationship with the Company either directly or indirectly. The Board has made this determination based on the following factors:

•	Other than Mr. Rubel, no nominee for Director is or has been an officer or employee of the Company or its subsidiaries or affiliates since the Company’s spin-off from The May Department Stores Company;

•	No nominee for Director has an immediate family member who is an officer of the Company or its subsidiaries or has any current or past material relationship with the Company;

•	Other than Mr. Rubel, no nominee for Director has worked for, consulted with, been retained by, or received anything of substantial value from the Company aside from his or her compensation as a Director;

•	No nominee for Director is, or was within the past five years, employed by the independent auditors for the Company;

•	No executive officer of the Company serves on the compensation committee of any corporation that employs a nominee for Director or a member of the immediate family member of any nominee for Director;

•	No nominee for Director is an executive officer of any entity which the Company’s annual sales to or purchases from exceeded one percent of either entity’s annual revenues for the last fiscal year; and

•	Other than Mr. Rubel, no nominee for Director serves as a director, trustee, executive officer or similar position of a charitable or non-profit organization to which the Company or its subsidiaries made charitable contributions or payments in fiscal year 2010 in excess of $5,000.00

As part of the independent review process, in March 2011, the Board reviewed a summary of each Director’s response to a questionnaire asking about their (and their immediate family members’) relationships with the Company and other potential conflicts of interest, as well as material provided by management regarding transactions, relationships or arrangements between the Company and the Directors or parties related to the Directors. Utilizing the above criteria, the Board determined that all Directors other than Mr. Rubel are independent, and that the members of the Audit and Finance Committee and the CN&G Committee are also independent.

Communications with the Board of Directors

The Board believes that Management speaks for the Company. The Board and individual members of the Board may, from time to time, meet or otherwise communicate with various constituencies. It is expected, however, that Board members will speak for the Company only with the knowledge of Management and, in most instances, at the request of Management. Stockholders and other interested parties may contact non-management members of the Board by sending written correspondence to the Director at the following address:

          , Director
Collective Brands, Inc.
c/o Secretary
3231 Southeast Sixth Avenue
Topeka, KS 66607

The Secretary will review and forward such correspondence to the Board members. The Secretary will also direct inquiries most properly addressed by other departments, such as customer service or accounts payable, to those departments to ensure that the inquiries are responded to in a timely manner. Any inquiry that presents a matter relevant to accounting, audit, internal controls, or similar issues that is not addressed to a specific Director, will be forwarded to the Chairman of the Audit and Finance Committee.

Meetings of the Board

The Board of Directors of the Company held a total of eight meetings during fiscal 2010. Excluding absences caused by illness, Mr. Weiss would have attended more than 75% of the aggregate of the total number of Board and committee meetings held by committees on which he served. Other than Mr. Weiss, no Director attended less than 75% of the aggregate of (i) the total number of Board meetings held during the period for which such Director held such office, and (ii) the total number of meetings held by all Board committees on which such Director served during the periods that such Director served on such committee. The Board values Mr. Weiss’s commitment to Board service, expertise, experience and previous contributions to the Board. The CN&G Committee noted that during 2009 and 2008, Mr. Weiss attended all meetings and believes that Mr. Weiss will be able to and intends to commit adequate time to Board and committee matters in the future.

While the Board of Directors understands that there may be situations that prevent a Director from attending an Annual Meeting of Stockholders, the Board strongly encourages all Directors to make attendance at all Annual Meetings of Stockholders a priority. Eight of the Company’s nine Directors attended the Company’s Annual Meeting of Stockholders held on May 27, 2010.

Board Compensation

Director Compensation.  Management Directors are not entitled to additional compensation for their service as a Director or for attendance at Board, committee or annual stockholder meetings.

In 2010, the CN&G Committee engaged Hay Group to conduct a review of all elements of non-management Director compensation relative to the 19 companies in the Company’s compensation peer group (the “Compensation Comparison Group” as described in the Compensation Discussion and Analysis).

•	Hay Group’s review indicated that total cash compensation was at the median of the peer group, while both annual equity compensation and total compensation were below the 25th percentile of the peer group.

•	Hay Group noted that these findings were consistent with the results of a similar Hay Group study conducted in 2007. Total compensation has been well below the peer group median for several years.

•	Hay Group recommended increasing the annual stock retainer value to $100,000 to position both equity compensation and total compensation in the median range.

Based on Hay Group’s analysis and recommendations, and to support the future recruitment of qualified Directors with a market-competitive compensation package, in May 2010 the Board approved an increase in the annual non-management Director stock retainer from $50,000 to $100,000, effective with the annual stock grant for the 2010 Board year. Prior to this increase, Director equity compensation had not been increased since 2006.

The following table explains the key components of non-management Director compensation, which is based on a Board year basis that runs from one Annual Meeting of Stockholders until the next Annual Meeting of Stockholders.

ELEMENTS OF TOTAL COMPENSATION

2010 Board Year

Annual Cash Retainer	$50,000
Annual Stock Retainer	$100,000
Meeting Fees (per meeting attended):
Board Meeting(1)	$1,500
Committee Meeting	$1,000
Committee Chairperson Retainer:
Audit and Finance	$25,000
Compensation, Nominating and Governance	$20,000
Lead Director Retainer	$20,000
Reimbursement for expenses attendant to Board membership	Yes

(1)	In February 2011, the Board approved the following adjustments to the Board meeting fee, effective beginning in fiscal 2011:

•	The Board meeting fee will be increased by $1,000 if a Board meeting in the continental U.S. extends beyond 1 1/2 days.

•	An international Board meeting fee of $3,000 to $6,000 (depending on duration and distance) will be paid for Board meetings outside the continental U.S.

The annual cash retainer, committee chairperson retainer and Lead Director retainer are each earned (or vest, if deferred) in one-fifth increments on the date of each regular meeting of the Board following the Annual Meeting of Stockholders. The annual retainers for any Director elected subsequent to the Annual Meeting of Stockholders are prorated.

The 2010 Board year stock portion of each non-management Director’s annual retainer was paid in 4,460 restricted shares of Collective Brands common stock granted on May 27, 2010. The number of shares granted to each Director was determined based upon the closing share price on the date of the Annual Meeting of Stockholders. The restricted stock portion of the annual retainer vests on May 1 following the grant date. All shares of Collective Brands common stock granted to non-management Directors are subject to restrictions on transferability. Under these restrictions, Directors cannot transfer the shares granted to them until they cease membership on the Board or, if earlier, until the later of six months after they are awarded the grant and the date they have satisfied the stock ownership guidelines of the Company.

Annual stock retainers paid to the non-management Directors are granted under the Company’s Restricted Stock Plan for Non-Management Directors. This plan currently provides for the issuance of not more than 350,000 shares of Collective Brands Common Stock, subject to adjustment for changes in the Company’s capital structure.

The Board of Directors believes that the interests of Directors and stockholders are most closely aligned when the Directors themselves are stockholders and, accordingly, maintains Stock Ownership Guidelines for non-management

Directors. The guidelines stipulate that Directors should hold (either directly or in their deferred compensation accounts discussed below) Collective Brands common stock shares equivalent in value to four times the annual cash retainer in effect at the time the guideline is established for each Director. The Board reviews Director ownership levels annually to evaluate progress toward these guidelines. Under the guidelines, Directors may not sell or otherwise transfer any of the shares of Collective Brands stock awarded to them by the Company until the target ownership level under the guideline is achieved. Currently, all Directors have met their ownership guidelines.

The Company also maintains a Deferred Compensation Plan for non-management Directors that allows each Director to defer receipt of retainers (but not meeting fees) received for services as a Director, whether payable in stock or cash, until after the calendar year in which the Director’s service on the Board ceases. Under this Plan, the Directors may elect to use either Company Stock or the thirty-year Treasury Bill rate on May 1 of each year as the measurement fund for the return on cash payments that are deferred. Directors must use Company Stock as the measurement fund for any Company Stock which is deferred.

The following table reflects the Compensation paid to the Company’s non-management Directors in fiscal 2010.

2010 NON-MANAGEMENT DIRECTOR COMPENSATION

	Fees Earned or Paid		All other
	in Cash(1)	Stock Awards(1,2,3)	Compensation(4)	Total
Name of Director	($)	($)	($)	($)
(a)	(b)	(c)	(g)	(h)

Daniel Boggan Jr.	68,000	100,000	—	168,000
Mylle H. Mangum	89,000	100,000	—	189,000
John F. McGovern	94,000	100,000	—	194,000
Robert F. Moran	76,000	100,000	—	176,000
D. Scott Olivet	69,000	100,000	—	169,000
Matthew A. Ouimet	69,000	100,000	—	169,000
Michael A. Weiss	63,500	100,000	—	163,500
Robert C. Wheeler	81,000	100,000	—	181,000

(1)	Includes fees earned that were deferred under the Collective Brands, Inc. Non-Management Deferred Compensation Plan.

(2)	Values reflect the grant date fair value on May 27, 2010 (4,460 shares).

(3)	Total shares not vested as of January 29, 2011, for each Director, including those shares that have been deferred were:

Director	Shares Outstanding as of 1/29/11

Boggan	4,460
Mangum	4,460
McGovern	4,460
Moran	4,460
Olivet	4,460
Ouimet	4,460
Weiss	4,460
Wheeler	4,460

(4)	On occasion, non-management Directors receive footwear and other items of nominal value (which may include Company-paid spouse travel in conjunction with Board meetings) that may be considered perquisites. In 2010, the value of all such items did not exceed $5,000 for any individual Director. Mr. Wheeler received a $668 one-time payment to partially offset the taxable income associated with his spouse’s Company-paid return flight from a board meeting attended by Mr. Wheeler.

Committees of the Board

Executive Committee

Members, Authority and Meetings.  The Executive Committee is composed of the Chief Executive Officer (“CEO”), the Lead Director of the Board, the chairperson of the Audit and Finance Committee and the chairperson of the Compensation, Nominating and Governance Committee. The Lead Director serves as the Executive Committee’s chairperson. The Executive Committee may exercise all the powers of the Board but does not have the power to (i) approve or adopt, or recommend to the Company’s stockholders, any matter expressly required by Delaware law to be submitted to stockholders for approval; (ii) adopt, amend or repeal any by-law of the Company; (iii) elect Directors of the Company; (iv) declare any dividend or make any other distribution to the Company’s stockholders; or (v) take actions with respect to matters delegated to other committees of the Board. The Executive Committee did not meet during fiscal 2010.

Audit and Finance Committee

Members, Authority and Meetings.  Pursuant to its charter, the Audit and Finance Committee is solely responsible for selecting the Company’s independent registered public accountants, reviewing their independence, approving all engagements, and evaluating their performance. The Audit and Finance Committee reviews results of the audit for each fiscal year, all material accounting policies of the Company, the coordination between the independent registered public accountants and the Company’s internal auditing group, the scope and procedures of the Company’s internal audit work, the quality and composition of the Company’s internal audit staff, and maintains procedures for the confidential and anonymous receipt of employee concerns regarding questionable accounting or auditing matters. The Audit and Finance Committee is responsible for reviewing and making recommendations to the Board with respect to matters such as the following: the financial policies of the Company; debt ratings; short-term versus long-term debt positions; debt-to-capitalization ratios; fixed charge coverage; working capital and bank lines; dividend policy; the long-range financial plans of the Company; the Company’s capital expenditure program, including rate of return standards and evaluation methods; specific debt and/or equity placement activities; external financial relationships with investment bankers; commercial bankers, insurance companies, etc.; financial public relations and communication programs; financial aspects of proposed acquisitions and/or divestitures; and the Company’s insurance and risk management programs. See also “Risk Oversight” and “Audit and Finance Committee Report.”

The Audit and Finance Committee regularly provides the Company’s internal auditor, Chief Financial Officer, General Counsel, Chief Administrative Officer and the Company’s independent registered public accountants with opportunities to privately meet with the Committee. The Audit and Finance Committee is also authorized to retain legal, accounting or other advisors as it determines appropriate. The members of the Audit and Finance Committee during 2010, were Messrs. McGovern (Chairman), Boggan, Moran, Olivet, and Ouimet. The Board determined that each of the members of the Audit and Finance Committee is an independent director as required by the rules of the NYSE and an audit committee financial expert as defined by Item 407(d) of Regulation S-K. During the 2010 fiscal year, the Audit and Finance Committee met nine times.

Compensation, Nominating and Governance Committee

Members, Authority and Meetings.  During 2010, the members of the CN&G Committee included Ms. Mangum (Chairman), and Messrs. Wheeler and Weiss. Each of these Directors satisfied the NYSE’s independent requirements, was a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and was an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). During fiscal 2010, the CN&G Committee met eight times. The agenda for each CN&G Committee meeting is determined by discussions among the CN&G Committee Chairman, the Company Secretary, Management and the CN&G Committee’s advisors, as appropriate. A copy of the CN&G Committee’s charter was last reviewed at its February 2011 meeting, and can be found on the company’s Investor Relations website at www.collectivebrands.com.

The CN&G Committee is primarily responsible for establishing the Company’s compensation philosophy and various compensation programs and for monitoring the Company’s executive development efforts so that there is an adequate pool of personnel for orderly Management succession. In performing these functions, the CN&G Committee reviews and approves compensation arrangements for the Executive Compensation Group (the “ECG”) which consists of the CEO, other Section 16 officers, the principal executives of each of the Company’s operating units (if not Section 16 officers), and any other employee whose base compensation is in excess of $500,000. The CN&G Committee reviewed the Company’s compensation policies and practices for fiscal 2010 for all employees, including executive officers, and determined that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company. Nonetheless, as part of its regular review of the

Company’s compensation policies, management and the CN&G Committee regularly recommend improvements based upon market and environmental conditions and best practices. The CN&G Committee also reviewed the Company’s Compensation Discussion and Analysis and recommended to the Board that it be included in this proxy statement. In addition, the CN&G Committee serves as the “Committee” under the various Company incentive compensation and retirement plans (e.g., the stock-based incentive plans, executive incentive plans, supplementary retirement plan and deferred compensation plan).

As part of its corporate duties, the CN&G Committee establishes stock ownership guidelines for Company executives, reviews “related party transactions” and ethical issues involving the Company or management, and oversees the implementation of the Company’s Code of Ethics. The CN&G Committee is also responsible for reviewing the Board of Directors’ performance and annually coordinates self assessments for the Board and each of its Committees, reviewing the mandatory retirement policy for Directors, and evaluating conflicts of interest involving a Director. In addition, the CN&G Committee identifies and recommends candidates to serve as Directors of the Board, the Lead Director, members and chairpersons of Board committees and the Chief Executive Officer. The CN&G Committee considers nominees for Directors from any source, including individuals nominated by stockholders or outside consultants engaged by the CN&G Committee to recommend Director nominees. Director nominee suggestions must be submitted in writing to the Company’s Secretary at 3231 Southeast Sixth Avenue, Topeka, Kansas, 66607, and otherwise comply with the terms of the Company’s By-Laws.

The CN&G Committee may delegate some of its duties or responsibilities to one or more individual members, but only to the extent permitted by law, the New York Stock Exchange’s listing standards and the Company’s governing documents. The CN&G Committee also engages outside consultants to advise on various issues, including CEO compensation, executive officer compensation and certain benefit programs. Such consulting arrangements with Hay Group are discussed in the Compensation Discussion and Analysis under “Role of Consultants in Compensation Decisions.” The CN&G Committee also engages other consultants from time to time to assist with specific projects. The consultants engaged by the CN&G Committee report directly to the CN&G Committee and the CEO generally does not participate in recommendations prepared by these consultants regarding CEO compensation. The role of other executive officers in setting compensation is discussed in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the CN&G Committee, (Ms. Mangum, Messrs. Wheeler and Weiss) has served as one of the Company’s officers or employees or has any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (see “Related Party Transactions”). None of the Company’s executive officers named in the Summary Compensation Table serves as a member of the board of directors or as a member of compensation committee of any other company that has an executive officer serving as a member of the Company’s Board or the CN&G Committee.

Compensation, Nominating and Governance Committee Report

The following Report of the CN&G Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The CN&G Committee has reviewed and discussed the Compensation Discussion and Analysis required under Item 402(b) of Regulation S-K set forth below with Management. Based on that review and discussion, the CN&G Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation, Nominating and Governance Committee:

Mylle H. Mangum — Chairman
Michael A. Weiss
Robert C. Wheeler

COMPENSATION DISCUSSION AND ANALYSIS

1.	Overview of Fiscal 2010 Performance and Compensation

The Company’s executive compensation in fiscal 2010 was strongly linked to performance measures that are of strategic importance to the Company and our stockholders:

•	$31.2 million (20%) year-over-year improvement in EBIT (earnings before interest and taxes) on a 2% sales increase.

•	$26.7 million (9%) increase in adjusted EBITDA[1] (earnings before interest, taxes, depreciation and amortization).

•	16% year-over-year increase in return on invested capital.

•	$0.47 (37%) improvement in diluted earnings per share from continuing operations.

•	$185 million reduction in long-term debt and $59.8 million in share repurchases.

The strength of the Company’s hybrid business model, which includes retail, wholesale, licensing, digital commerce and franchising components, is evidenced through significant and steady 3-year improvement in these key performance indicators, the first three of which are used in our annual and/or long-term incentive plans:

•	EBIT from ($40.2) million in 2008 to $158.5 million in 2009 to $189.7 million in 2010.

•	Adjusted EBITDA[1] from $97.7 million in 2008 to $298.4 million in 2009 to $325.1 million in 2010.

•	Return on invested capital from (1.4%) in 2008 to 9.3% in 2009 to 10.8% in 2010.

•	Diluted earnings per share from continuing operations from ($1.08) in 2008 to $1.28 in 2009 to $1.75 in 2010.

The Compensation, Nominating and Governance Committee (the “CN&G Committee”) regularly reviews compensation arrangements to ensure close alignment with stockholder interests, retention of key executive talent, and appropriate rewards that reflect executives’ contributions to the Company’s progress during the year. The CN&G Committee has used the following key principles to ensure a solid link between incentive awards and Company performance:

•	Our incentive goals are tied directly to our publicly-disclosed objective to grow earnings per share, on average, approximately 12% to 16% annually, driven by 3% to 5% net sales growth and 9% to 12% operating profit growth.

•	Long-term incentives are delivered through both equity and cash awards that require a combination of financial results, stock price appreciation, and retention to provide value to the executive.

•	Incentive goals are established at the start of each performance period and are not modified during the period.

•	Stock ownership guidelines ensure that executive officers maintain a meaningful stake in the success of the Company and a close alignment with stockholder interests.

•	The CN&G Committee takes a balanced and measured approach to executive compensation that incorporates competitive benchmarking, rigorous internal talent assessment, and careful setting and evaluation of Company and individual performance objectives.

Through its comprehensive reviews conducted with the assistance of Hay Group, an independent external consultant, the CN&G Committee determined that the results of the Company’s performance-based compensation

1 Adjusted EBITDA is a non-GAAP financial measure. Please refer to the Company’s Form 10-K under “Non-GAAP Financial Measures.”

programs in 2010 were consistent with its compensation philosophy and the stated objectives of each element of compensation:

•	In accordance with goals set at the beginning of the period, the Company paid 2010 annual incentive payments above the target level for Collective Brands and below the target level for Payless ShoeSource.

•	We paid below-target payouts under the long-term cash component of the Incentive Compensation Program for the 2008-2010 performance period, again in accordance with goals set at the beginning of the period.

•	We delivered 2010 long-term equity incentives at or near the target award level in contrast to below target equity award values delivered in 2009.

•	We added a performance vesting requirement to a portion of our 2010 long-term equity awards, along with extended vesting for time-based restricted equity awards.

•	The CN&G Committee made long-term discretionary awards tied to specific and significant fiscal 2010 accomplishments in the areas of reduced operating costs, strengthened capital structure, long-term debt reduction, supply chain optimization, international growth and ongoing integration initiatives that platform the Company for continued growth.

•	The CN&G Committee awarded merit increases for executive officers that directly correlate to each executive’s results on objectives established and evaluated through Company’s performance management program and in amounts similar to the increases awarded throughout the Company for comparable levels of performance.

The compensation-related reviews and actions undertaken in fiscal 2010 are described in detail in this Compensation Discussion and Analysis. We invite you to read the entire report and the tables that follow to obtain a complete understanding of our executive compensation program.

Throughout the Compensation Discussion and Analysis, the following definitions will apply:

•	“CEO” refers to the Chairman, Chief Executive Officer and President of Collective Brands, Inc.

•	“Executive officer” refers to the CEO and other executive officers named in the Summary Compensation Table. These include Mr. Rubel; Ms. LuAnn Via, President and Chief Executive Officer of Payless ShoeSource; Mr. Darrel Pavelka, Executive Vice President, Global Supply Chain and Merchandise Distribution & Planning; Mr. Douglas Treff, Executive Vice President and Chief Administrative Officer; and Mr. Douglas Boessen, Division Senior Vice President and Chief Financial Officer.

•	“EBIT” refers to earnings before interest and taxes, which is defined for purposes of this discussion as operating profit from continuing operations

•	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization

•	“ROIC” refers to return on invested capital

•	“TSR” refers to total stockholder return

•	“CBI” and “Company” refer to Collective Brands, Inc.

•	“Payless” refers to the Payless ShoeSource business unit of CBI

•	“ICP” refers to the Collective Brands Incentive Compensation Plan

•	“fiscal 2008,” “fiscal 2009,” “fiscal 2010,” and “fiscal 2011” refer to the fiscal years ended(ing) January 31, 2009; January 30, 2010; January 29, 2011; and January 28, 2012, respectively

2.	Compensation Framework: Philosophy and Process

Compensation Philosophy.  The Company’s general compensation philosophy is that its compensation programs should attract, retain and motivate highly qualified executives; be competitive with the compensation programs of other comparable employers; and focus on “pay for performance.”

The Company employs a balanced approach to compensation that considers market pay data, achievement of individual and organization performance objectives, the Company’s overall progress toward strategic goals, the Company’s retention goals, and the results of an annual talent and organization planning process that helps link overall compensation to the sustained performance and potential of each executive. As a result:

•	To foster a strong connection between executive compensation and business performance, executive officers continue to receive a majority of their compensation through performance-based incentives and equity-based awards

•	As illustrated in the chart below, approximately 65% to 70% of the CEO’s target compensation is variable in nature, that is, tied to specified financial metrics or stock price appreciation. Over the past three years, the CN&G Committee has adjusted compensation mix of executive officers to ensure a solid link to Company performance:

—	Performance-vested restricted equity awards became standard practice in 2010 and their use further increased in 2011.

—	A portion of the target long-term incentive value has been moved from time-vested equity awards into the long-term cash incentive.

—	While the Company believes that stock appreciation rights and stock options are performance-based because their value is solely contingent on stock price appreciation, the CN&G Committee has reduced its use of these types of awards in favor of long-term incentives with specified financial performance measures.

—	The vesting requirement on time-vested restricted equity awards has evolved from 3-year ratable vesting in 2009 to 3-year cliff vesting in 2011, strengthening the retentive value of these awards.

•	The 2010 target pay mix for the executive officers is:

			Messrs. Treff and
	Mr. Rubel	Ms. Via	Pavelka	Mr. Boessen

Performance-vested restricted stock	14%	8%	8%	5%
Long-term cash incentive	12%	15%	16%	14%
Annual cash incentive	18%	22%	21%	21%
Time-vested stock appreciation rights	27%	16%	16%	9%
Time-vested restricted stock	14%	8%	8%	5%
Base salary	15%	30%	32%	47%

The differences in target pay between the positions reflect the Company’s philosophy that variable compensation should increase as an executive’s responsibility in the organization increases.

•	In aggregate, base salaries for executive officers are expected to fall around the 50th percentile of the competitive market (defined primarily by the Compensation Comparison Group identified later in this report and a subset of Hay Group’s 2010 Retail Industry Survey identified in Appendix A, the “Hay Group Survey”) but may vary from around the 25th percentile of the market to beyond the 75th percentile, depending on the executive’s experience, performance, potential, and retention risk. These variations also reflect the reality that the Company competes with many larger companies for top-level executive talent.

•	Annual and long-term incentive opportunities are designed to deliver variable compensation between the 50th and 75th percentile of the competitive market when performance targets are met, while superior performance can result in total direct compensation at or above the 75th percentile.

Role of Consultants in Compensation Decisions.  The CN&G Committee has retained Hay Group to provide benchmarking data, analysis and recommendations on executive compensation programs to assist the CN&G Committee in evaluating whether those programs are aligned with the Company’s compensation philosophy and strategy. In fiscal 2010, to support compensation design and decision making for 2011, the CN&G Committee engaged Hay Group for benchmarking of CEO and other executive compensation arrangements, a long-term incentive strategy review, and annual tally sheet development. All of these projects were subject to the CN&G Committee’s review and direction, and total fees for these projects were approximately $140,000. Management also utilized Hay Group for benchmarking of compensation below the ECG level, binomial valuations of annual equity grants and the purchase of broad-based Hay Group compensation surveys, incurring approximately $60,500 in fees of these types in 2010.

Role of Executives in Compensation Decisions.  As noted in its charter, the CN&G Committee is responsible for evaluating and approving the compensation policies and arrangements applicable to the ECG. The CEO provides the CN&G Committee with performance feedback and compensation recommendations for ECG members (other than himself) during and at the end of each fiscal year. Initial employment offers, promotions, discretionary awards and ongoing compensation arrangements for individuals in the ECG are recommended to the CN&G Committee by the CEO and Senior Vice President — Human Resources.

The CEO and Senior Vice President — Human Resources also provide their perspectives and recommendations to the CN&G Committee on a variety of human resource matters, such as annual and long-term incentive goals, plan design changes for Board-approved compensation plans, and officer succession. The Company’s General Counsel and outside counsel to the Company also advise the CN&G Committee on the legal aspects relating to compensation and employment matters.

Benchmarking in Fiscal 2010.  The CN&G Committee in November 2010 retained Hay Group as its compensation consultant to assist with analyzing the appropriate level of compensation for the CEO position. Specifically, Hay Group provided the CN&G Committee with benchmarking data and directional recommendations to enable the CN&G Committee to make informed decisions and stay abreast of changing market practices. This helped the CN&G Committee to appropriately balance external forces with the Company’s objectives, values and compensation philosophy.

To complete its review, Hay Group compared the CEO’s compensation, by individual element and in aggregate, to the compensation arrangements of the Compensation Comparison Group (the peer group described below). Hay Group reported that the CEO’s aggregate pay mix is more heavily weighted toward long-term incentives than is the pay mix of the peer group:

Hay Group also noted that each element of Mr. Rubel’s compensation is positioned between the median and 75th percentile, consistent with the Company’s compensation philosophy. Hay Group recommended no major structural changes in the CEO’s compensation program.

Also in November 2010, the CN&G Committee engaged Hay Group to assist with compensation benchmarking for the ECG other than the CEO. To facilitate the benchmarking, Hay Group used the Compensation Comparison Group described below and the Hay Group Survey. For this group in aggregate, Hay Group reported the following market positions:

Base salary	Ms. Via and Messrs. Treff and Pavelka: Median Mr. Boessen: Between 25th percentile and median
Target total cash compensation	Ms. Via: Median Messrs. Treff and Pavelka: Near median Mr. Boessen: Between 25th percentile and median
Target total direct compensation	Ms. Via: Between median and 75th percentile Messrs. Pavelka and Treff: Median Mr. Boessen: Between 25th percentile and median

Based on the results of the Hay Group review and the CN&G Committee’s annual review of senior executive performance, potential and retention risk, the CN&G Committee adopted the following changes for fiscal 2011:

•	A base pay market adjustment for Mr. Boessen of $5,000 in addition to the merit increase discussed below (both effective on April 17, 2011).

•	An increase in the annual cash incentive target for Messrs. Treff and Pavelka from 65% of base pay to 70% of base pay beginning in fiscal 2011.

The Compensation Comparison Group Used for Benchmarking.  As noted earlier, the CN&G Committee benchmarks executive compensation against a Compensation Comparison Group and a subset of the Hay Group Retail Industry Survey (identified in Appendix A). The Compensation Comparison Group is comprised of a group of retail companies, a portion of which also are engaged in wholesaling and/or licensing activity, and may be revised by the CN&G Committee from time to time as the market and retail environment change.

In cases where a TSR multiplier is applicable, the Compensation Comparison Group will be used to calculate the amount payable under the long-term portion of the ICP by comparing the Company’s stock performance to the stock performance of companies in the Compensation Comparison Group. When used in this manner, the Compensation Comparison Group in place upon the granting of an award remains fixed through the term of the award.

The CN&G Committee considers the following criteria when identifying companies for inclusion in the Compensation Comparison Group:

•	U.S.-domiciled, publicly-traded companies in retail, wholesale and licensing that primarily do business in footwear, apparel and/or accessories and that have customer targets similar to the Company;

•	Annual sales from 1/2 to 2 1/2 times the Company’s annual sales;

•	Recognized for a strong design focus, strong earnings growth, thought leadership, and/or strong brands across multiple lines or products; and/or

•	Appropriately-sized companies from which the Company may recruit key talent.

If a company falls significantly outside the stated revenue parameter but meets other criteria, the compensation benchmarking data will be adjusted using a regression analysis to ensure appropriate comparisons.

The 19 companies that have constituted the Compensation Comparison Group from 2009 to present are:

Abercrombie & Fitch Co.	American Eagle Outfitters, Inc.	Brown Shoe Company, Inc.
The Children’s Place Retail Stores, Inc.	Decker’s Outdoor Corporation	DSW, Inc.
The Finish Line, Inc.	Foot Locker, Inc.	The Gap, Inc.
Genesco Inc.	Kohl’s Corporation	Limited Brands, Inc.
Polo Ralph Lauren Corporation	Ross Stores, Inc.	The Timberland Company
Urban Outfitters, Inc.	V.F. Corporation	Williams-Sonoma, Inc.
Wolverine World Wide, Inc.

Tally Sheets.  As part of its review of executive officer compensation, and to aid in its oversight of executive compensation program design, the CN&G Committee continued its review of “tally sheets” detailing each element of compensation for the Company’s executive officers, including:

•	Salary

•	Annual and long-term incentives

•	Costs incurred by the Company to provide various health and insurance benefits and perquisites to its executive officers

•	Each executive officer’s equity awards and accumulated realized and unrealized equity gains

•	The amounts each executive officer will receive if he or she leaves the Company under various circumstances (such as retirement or termination in connection with a change of control)

The tally sheets for fiscal 2010 were prepared by Hay Group and presented to the CN&G Committee in February 2011. Based on the tally sheets, Hay Group advised the CN&G Committee that executive officer compensation was generally consistent with the Company’s compensation philosophy and aligned with the interests of the Company’s stockholders.

Changes to Compensation Components/Programs.  Continuing a transition that began in fiscal 2010, the CN&G Committee shifted a portion of the long-term incentive target (as a % of base pay) from equity to the long-term cash component of the ICP for Messrs. Rubel and Boessen, as described in the table below. This change was made to reduce the utilization of shares in the Collective Brands, Inc. 2006 Stock Incentive Plan and to provide a balanced focus on strategic financial objectives. No further shift was made for Ms. Via or Messrs. Treff and Pavelka because their targets were adjusted substantially for fiscal 2010 and the CN&G Committee determined that these targets remained appropriate.

	Fiscal 2010		Fiscal 2011
	Long-Term	Long-Term	Long-Term	Long-Term
	Cash Incentive	Equity Incentive	Cash Incentive	Equity Incentive

Mr. Rubel	50%	385%	100%	335%
Ms. Via	50%	110%	50%	110%
Messrs. Pavelka and Treff	50%	100%	50%	100%
Mr. Boessen	30%	40%	50%	20%

3.	Elements of Compensation for the Past Fiscal Year

Elements of Compensation during Active Employment.  For fiscal 2010, the elements of compensation for executive officers including the CEO were:

Align to
		Reward Annual	Reward Long-Term	Stockholder
Compensation Element	Retain	Performance	Performance	Interests

A. Base Salary	X
B. Non-equity incentive plan compensation, such as annual and long-term cash incentives	X	X	X	X
C. Long-term equity incentive compensation	X		X	X
D. Cash bonuses	X	X	X
E. Retirement and other benefits and perquisites	X

A. Base Salary

The Company provides the executive officers and other employees with a base salary to compensate them for services rendered during the year. Salary levels are reviewed by the CN&G Committee annually and upon a promotion or other change in job responsibility. The base salaries of executive officers are determined in accordance with the factors and information described under “Compensation Philosophy” above. After reviewing that information, including individual performance results during fiscal 2010, the CN&G Committee provided salary increases of 2.1% for Mr. Rubel, 1.5% for Ms. Via, 3% for Mr. Treff, 2.7% for Mr. Pavelka, and 3.1% for Mr. Boessen (comprised of 1.5% merit increase and the market pay adjustment discussed under “Benchmarking in fiscal 2010”). Mr. Boessen also received a 3.2% market adjustment in July 2010. In aggregate, base salaries for all executive officers increased by an average of 2.6% from April 2010 to April 2011.

B. Non-Equity Incentive Plan Compensation — Cash Incentive Opportunities

The Company maintains the ICP that provides executive officers and selected other senior management members an opportunity to earn cash awards (incentive payments) if business results meet or exceed certain pre-established performance goals. The CN&G Committee reserves the right to adjust upward or downward any award determined under the ICP; however, under the ICP, no upward adjustment may be made to an award for an employee who is deemed to be a “covered employee” under Internal Revenue Code Section 162(m).

The CN&G Committee, in its sole discretion, designates eligible employees as participants for each annual and/or long-term performance period. Each executive officer was eligible for an annual incentive award for fiscal 2010 and a long-term incentive award for the fiscal 2008-2010 performance period.

Both the fiscal 2010 annual and fiscal 2008-2010 long-term components of the ICP provided for a threshold, target, and maximum payout, depending on actual results relative to pre-established performance goals. For each component, the payout is capped at 300% of target and cannot exceed a maximum individual incentive award of $5,000,000. If the target performance goals are satisfied at 100%, the target incentive normally will be paid, subject to the CN&G Committee’s discretion. The threshold performance goals are the minimum performance results that must be attained by the Company for an incentive payment to be made. The target annual and long-term incentive awards are equal to the previously specified percentage of the executive’s base salary.

(1)	Annual Cash Incentive Awards

Fiscal 2010 Annual Cash Incentive Award Performance Goals.  The annual component of the ICP for fiscal 2010 was based on CBI EBIT for all executive officers except Ms. Via, whose annual component was based on Payless EBIT. Incentive goals were established by the CN&G Committee for fiscal 2010 based upon a variety of considerations as illustrated in the following table. While the 2009 goal-setting methodology departed from past practice for the threshold and target levels in light of uncertainty in the global economy and the challenging climate for CBI and other comparable companies, the 2010 methodology was closely aligned with historical practice.

			CBI	Payless
			Fiscal	Fiscal
			2010	2010
Goal			EBIT	EBIT	Payout as % of
Achievement	Fiscal 2010 Goal Setting Approach		Goal	Goal	Target

Threshold	•	Threshold “range” to provide incentive and motivation even when results fall below target, at a payout in appropriate proportion to the EBIT performance	$79.9 to $140.4 million	$63.9 to $98.1 million	20-50%
	•	Over the long run, threshold or higher payout is anticipated to be achieved at least 90% of the time
	•	The upper end of the threshold range is similar in magnitude to the prior-year target EBIT
Target	•	Should be aligned with the Company’s long-standing financial goal of consistent low single-digit sales growth that is leveraged into operating earnings increases in the 9% to 12% range over time	$177.6 million	$142.1 million	100%
	•	Over the long run, target or higher payout is anticipated to be achieved at least 50% of the time
	•	For CBI and Payless, respectively, the fiscal 2010 target EBIT was set at 10% and 12% above the 2009 EBIT results within the annual cash component of the ICP.
Maximum 3x Target	•	Should generally be 115% of target EBIT or higher, mitigated by internal and external considerations	$238.4 million	$207.5 million	300% (not to exceed $5 million)
	•	Over the long run, a payout significantly above target (e.g., twice the target) is anticipated to be achieved about 10% of the time
	•	For fiscal 2010, the maximum funding levels were set at 48% and 63% higher, respectively, than the actual 2009 EBIT for CBI and Payless.

Fiscal 2010 Annual Cash Incentive Award Calculations.  For CBI, the fiscal 2010 EBIT of $189.7 million represents 136% of the target payout. For Payless, the fiscal 2010 EBIT of $125.2 million represents 85% of the target payout. Executive officers received annual awards under the ICP as reflected below. These amounts are included in the Summary Compensation Table under Column (g), “Non-Equity Incentive Plan Compensation.”

	Annual Cash Incentive
	(Fiscal 2010)
	Target Opportunity as	Actual % of Target
	% of Base Salary	Awarded	Award $

Mr. Rubel	120%	136%	1,917,600
Ms. Via	75%	85%	446,250
Mr. Treff	65%	136%	486,864
Mr. Pavelka	65%	136%	496,808
Mr. Boessen	45%	136%	195,958

(2)	Long-Term Cash Incentive Awards

The long-term component of the ICP utilizes long-term performance periods that operate concurrently (that is, a new performance period commences each year). Generally, each long-term performance period consists of three consecutive fiscal years.

2008-2010 Long-Term Cash Incentive Performance Goals.  The long-term component of the ICP for the fiscal 2008- 2010 performance period was based on CBI ROIC for CBI executive officers and on Payless ROIC for Ms. Via. The ROIC goals were set at the beginning of the performance period and disclosed in the Compensation Discussion and Analysis for fiscal 2008.

2008-2010 Long-Term Cash Incentive Award Calculations.  For the 2008-2010 long-term performance period, CBI 3-year average ROIC was 8.9%, which was between the 7.6% threshold and 9.6% target for the performance period. For the same performance period, Payless 3-year average ROIC was 13.7%, which was slightly below the 13.9% target. These ROIC results reflect adjustments for the following expenses not contemplated when the goals were established in 2008: certain expenses related to strategic realignment ($20.1 million for CBI and $16.8 million for Payless); litigation ($45.1 million for CBI and Payless); and an intangible asset write-off for trade name and goodwill impairments at Collective Brands Performance + Lifestyle Group ($140 million for CBI). As a result, the following long-term cash incentive awards were paid for the 2008-2010 performance period:

	Long-Term Cash Incentive
	(Fiscal 2008-2010)
	Target Opportunity as	Actual % of Target
	% of Base Salary	Awarded	Award $

Mr. Rubel	50%	83%	466,253
Ms. Via	25%	96%	136,929
Mr. Treff	25%	83%	112,206
Mr. Pavelka	25%	83%	106,863
Mr. Boessen	20%	83%	36,073

2010-2012 Long-Term Cash Incentive Award Performance Goals.  The performance goals established for the 2010-2012 performance period reflect the business plan in place at the beginning of the performance period. For all CBI executive officers, these goals require a specified level of CBI 3-year cumulative EBITDA and 3-year average ROIC. For Ms. Via, the goals require a specified level of Payless 3-year cumulative EBITDA and 3-year average ROIC. Earned payouts will be interpolated between the levels stated below, and a payment may be earned on one measure but not the other. Payouts are further subject to a modifier of + 20% based on the company’s TSR relative to the TSR of the 19 companies in the current Compensation Comparison Group (identified in an earlier section of this report).

	CBI		Payless
	3-Year	3-Year	3-Year	3-Year
	Average	Cumulative	Average	Cumulative
Payout %	ROIC	EBITDA	ROIC	EBITDA

50% (threshold)	7.7%	$868.4	12.0%	$698.1
100% (target)	9.7%	$1,019.7	15.4%	$819.9
200%	11.1%	$1,116.5	18.5%	$897.8
250%	11.8%	$1,164.9	19.8%	$936.7

	CBI TSR Relative to the Peer Group (percentile rank)
	10th	25th	50th	75th	90th

Modifier	–20%	–10%	0%	+10%	+20%

C. Equity Incentive Plan Compensation

The Company may provide long-term incentives through various equity awards including stock options, restricted stock, stock appreciation rights, phantom stock and/or performance units. These equity awards are designed to attract, retain and motivate management employees and tie their compensation directly to the performance of the Company’s common stock. The CN&G Committee determines the mix of awards granted to executives and the grants are typically made annually. Throughout this discussion, all grants of stock appreciation rights (“SSARs”) have an exercise price equal to the fair market value of the Company’s common stock on the grant date a 7-year term and are settled in stock. Grants made prior to 2010 have a 200% maximum appreciation cap, meaning that the maximum payout is .6667 shares of common stock per SSAR; grants made in 2010 and 2011 have a 125% maximum appreciation cap, meaning that the maximum payout is .5556 shares of Common Stock per SSAR. Vested SSARs will automatically exercise if the share price reaches the cap. The SSARs are capped to balance the amount of potential rewards from the grants and related potential dilution and expense.

(1)	Fiscal 2011 Equity Incentive Awards

The CN&G Committee authorized fiscal 2011 long-term equity grants for selected employees on March 24, 2011, under the 2006 Collective Brands, Inc. Stock Incentive Plan (“SIP”). For the executive officers, the 2011 annual award consists of the three components as described below.

•	Approximately 25% of the target value of the 2011 equity incentive award will be delivered in the form of SSARs that will vest ratably over three years, beginning on the first anniversary of the grant. The CN&G Committee determined that the continued use of SSARs, which provide value only upon long-term stock price appreciation, is consistent with its pay-for-performance philosophy and its focus on the role of executive officers in creating and executing strategies that drive stock price appreciation over the long term.

•	Approximately 37.5% of the target value of the 2011 equity incentive award will be delivered in the form of performance shares subject to the achievement of CBI’s fiscal 2011 EBITDA goal. The number of shares eligible for vesting ranges from none (i.e., complete forfeiture) to 150% of the shares granted. Any shares eligible for vesting based on performance will vest ratably over three years, beginning on the first anniversary of the grant date. The number of shares eligible for vesting will be interpolated if actual performance falls between the stated performance levels. The fiscal 2011 EBITDA target represents an increase from the prior year’s actual EBITDA and is consistent with the 2011 EBITDA goal used in the CBI long-term cash incentive plans. This award reflects an increased focus on performance-based equity incentives, which were not used in 2009 and which constituted approximately 25% of the target equity incentive value in 2010.

% of 2011 EBITDA	Shares Eligible
Target Achieved	for Vesting

110% of Target (maximum)	Full grant + 50% will vest
105% of Target	Full grant + 25% will vest
100% of Target	Full grant will vest
95% of Target	75% of grant will vest
90% of Target	50% of grant will vest
85% of Target (threshold)	25% of grant will vest
<85% of Target	Entire grant will be forfeited

•	The remainder of the target value of the 2011 equity incentive award will be delivered in the form of restricted stock that will cliff-vest on the third anniversary of the grant date. This vesting represents a full departure from the Company’s historical practice of granting restricted stock awards to executive officers using 3-year ratable vesting.

(2)	Equity Incentive Grant Dates

The CN&G Committee established grant dates for fiscal 2011 equity awards at its September 2010 meeting, based upon timing of the Company’s earnings releases and other relevant factors, as follows:

Annual 2011 Equity Incentive Grant Date	The date of the March CN&G Committee meeting, which occurred on March 24, 2011
Prorated 2011 Equity Incentive Grant Dates (for new hires and promotions during the period)	The second business day following each quarterly earnings release

D. Cash Bonuses

The CN&G Committee considered three types of special cash bonuses for fiscal 2010:

(1)	Annual Lump-Sum Merit Bonus

The CN&G Committee annually may award a bonus to any executive officer who receives a rating of “clearly exceeds expectations” during the annual performance appraisal/review process with respect to both (i) individual results and (ii) the Company’s guiding principles. No executive officer was awarded this bonus for fiscal 2010.

(2)	Annual Discretionary Cash Bonus

The CN&G Committee may provide cash bonuses to the CEO and other executive officers as recognition for their individual contributions to the Company’s business objectives and initiatives. No executive officer was awarded this bonus for fiscal 2010.

(3)	Long-Term Discretionary Cash Bonus

For the past several years, the CN&G Committee has authorized supplemental equity awards to recognize specific contributions and encourage the retention of key talent. Prior to 2010, those discretionary awards were made in the form of SSARs with 3-year cliff vesting. In an effort to reduce the utilization of shares in the SIP while still providing meaningful and retentive recognition awards, the CN&G Committee on March 24, 2011, authorized the following long-term discretionary cash awards that will vest on March 24, 2014, for any recipient who remains actively employed through that date. To the extent these awards vest, they will be reflected in the Summary Compensation Table in the year of payment.

		Amount Payable on
		March 24, 2014
	Rationale	(if actively employed)

Mr. Treff	Overall management of expense structure and achievement of strategic financial objectives	$120,000
Mr. Pavelka	Inventory management and strategic supply chain initiatives at Collective Brands Performance + Lifestyle Group	$120,000
Mr. Boessen	Achievement of strategic financial objectives and key business initiatives	$35,000

E. Retirement Benefits

All executive officers other than the CEO are eligible to participate in the Collective Brands, Inc. Supplementary Retirement Account Balance Plan (“SERP”). The SERP is designed to provide a median or higher level of retirement benefits for eligible executives when combined with other retirement benefits (the 401(k) Plan described below along with Social Security benefits), reward eligible executives for their long-term contributions to the Company, and retain such executives until retirement. The CEO and other executive officers are also permitted to participate in one of the Company’s tax-qualified 401(k) profit sharing plans (the “401(k) Plan”). See “Pension Benefits for fiscal 2010” for more details on the SERP and 401(k) Plan.

In addition, all executive officers are eligible to participate in the Collective Brands, Inc. Deferred Compensation Plan as described under “Nonqualified Deferred Compensation for fiscal 2010.”

The following retirement benefits may be available to executive officers but are contingent upon the executive remaining employed with the Company until age 55 and completing at least five years of service:

•	A prorated portion of any annual and long-term incentive awards earned for the active performance periods in the year the executive retires from the Company, if specified in the executive officer’s employment agreement; and

•	Unless a shorter period is specified in the applicable grant agreement, extended exercise period for outstanding stock options and SSARs that are vested as of the executive’s retirement date, allowing exercise until the earlier of: (i) the expiration date of the award or (ii) three years following the executive’s retirement.

The CEO is also eligible for three additional retirement benefits: (i) post-retirement life insurance coverage equivalent to annual compensation at retirement, as defined by the Company’s employer paid life insurance plan, up to $1,000,000; (ii) an executive medical reimbursement plan providing up to $5,000 in benefits per year; and (iii) post-retirement medical coverage with a lifetime maximum benefit of $150,000.

Other Benefits and Perquisites.  The executive officers also participate in benefit plans on the same terms as other employees. Among these are welfare plans (health plans, life insurance, short-term disability), paid time off and ancillary benefits. In addition, the Company provides the executive officers with perquisites and other personal benefits that the CN&G Committee believes are reasonable and consistent with the Company’s compensation philosophy. The primary benefits provided to these executives include:

•	Company-paid life insurance equal to two times annual compensation as defined by the Company’s employer paid life insurance plan, up to $1,000,000 of coverage;

•	Company-paid long-term disability coverage for the first $110,000 of annual compensation;

•	Automobile allowance of $10,000 per year for Ms. Via and Messrs. Pavelka and Treff; and

•	Cellular telephone/wireless hand-held device.

Additional benefits provided to the CEO while he is employed by the Company, as specified in his 2005 employment agreement, as amended, include:

•	A car service/driver up to four days per week for commuting;

•	A club/car allowance of $16,000 per year (in lieu of an automobile allowance);

•	Reimbursement of annual income tax preparation expenses up to $2,900;

•	A supplemental long-term disability benefit that covers 50% of base salary and any fixed bonuses (other than annual and long-term incentives) in excess of $400,000; and

•	Use of company-provided aircraft for personal air travel, limited to $130,000 per fiscal year in accordance with the Company’s standard practice instructions for such use.

All or a portion of the benefits listed above may constitute taxable income to the executive officers. The amount of compensation attributable to the benefits described above and included in the Summary Compensation table under Column (i), “All Other Compensation” is determined based upon the Company’s incremental cost (as required by the Securities Exchange Commission).

4.	Employment and Termination Agreements

Each executive officer has an employment agreement that may require the Company to pay the officer upon termination of employment. In addition, Messrs. Rubel, Treff, Pavelka and Boessen, the executive officers most likely to be impacted by a change of control, have change of control agreements to mitigate the significant level of uncertainty regarding job security and potential incentive compensation value that would likely arise in the event of a change in control. Collectively, these agreements help the Company attract and retain executive officers.

Pursuant to the employment agreements, each executive is entitled to receive salary, has the ability to earn annual and long-term incentive awards under the ICP, and may receive equity grants and other benefits generally available to the Company’s senior management.

The CEO’s employment agreement with the Company was scheduled to expire on May 31, 2011, but was automatically extended by one year because neither party delivered to the other notice of non-extension.

The termination events requiring payments, and the amounts payable upon those events, are discussed and quantified under “Potential Payments upon Termination or Change of Control.”

5.	Equity Ownership/Retention Guidelines

The Company believes it is important for its executive officers and other selected senior executives to establish and maintain a meaningful equity ownership interest in the Company. To this end, ownership levels and equity transactions for these individuals are reviewed annually by the Board of Directors to evaluate progress toward the Company’s equity ownership guidelines for executive officers (as specified below).

Value of CBI Shares Owned as
Position	a Multiple of Base Salary

Chairman, CEO and President	5.0 Times
President and CEO, Payless	2.0 Times
CBI Executive Vice President	2.0 Times
Business Unit Executive Vice President	1.5 Times
Senior Vice President	1.5 Times
Division Senior Vice President	1.0 Times

Executives with ownership guidelines are expected to attain the guideline multiple within seven years of appointment to one of the positions listed above. The equity ownership requirements are satisfied with:

•	Direct ownership of shares of Company common stock;

•	Shares of Company stock owned in the Company’s employee stock purchase plan;

•	Shares of Company stock equivalents under the Company’s Profit Sharing Plan;

•	Company stock units credited under the Company’s Deferred Compensation Plan; and

•	Unvested restricted shares and restricted stock units payable only in shares of the Company’s common stock granted under the Company’s stock plans (reduced by 40% to represent the executive’s tax liability).

Unvested awards subject to performance conditions and outstanding stock options and SSARs are not counted toward the ownership requirements. “Base Salary” means the executive’s base salary at the time of appointment to one of the positions listed above.

Until his or her respective ownership multiple is satisfied, the senior management member is expected to retain all shares of Company stock owned or otherwise acquired, except those shares used to pay required tax obligations upon the vesting of restricted stock or used to pay the exercise price or tax obligation upon exercise of stock options and SSARs. Once the senior management member attains the appropriate ownership multiple, he or she is considered to remain in compliance with the guidelines as long as the number of shares held is not reduced below the number at which the ownership threshold was met. Shares of Company stock owned in excess of those required to comply with the ownership guidelines may be traded only during periods permitted by the Company’s insider program. If the ownership guidelines are not satisfied within the specified time period, the executive may not sell shares of Company stock without the written approval of the CEO. Messrs. Rubel, Treff, and Pavelka have met their ownership guidelines. The compliance deadlines are July 22, 2015, for Ms. Via and November 30, 2015, for Mr. Boessen.

6.	Tax and Accounting Impact of Executive Compensation

Deductibility of Compensation.  Under Section 162(m) of the Code, public corporations are generally not permitted a federal income tax deduction for compensation in excess of $1,000,000 paid in any fiscal year to the corporation’s chief executive officer and three other most highly compensated executive officers, other than the chief financial officer (determined as of the end of that fiscal year). “Qualifying performance-based compensation,” however, is exempt from Section 162(m), making it deductible for federal income tax purposes if certain requirements are met. It is generally the CN&G Committee’s intention to structure stock appreciation rights, performance units and annual and long-term incentives to executive officers who may be subject to Section 162(m) as performance-based compensation that satisfies the requirements of Section 162(m). The CN&G Committee, however, may award non-deductible compensation under circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, and other uncertainties including but not limited to the Company’s stock price, no assurance can be given, notwithstanding the Company’s stated intentions, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will do so.

For fiscal 2010, we believe that only the CEO had compensation that may not qualify as performance-based compensation under Section 162(m) of the Code, consisting of the following items:

•	$163,115 of base salary that exceeded the $1,000,000 limit; and

•	$9,278 of compensation provided in fiscal 2009 as set forth in Column (i) “All other Compensation” of the Summary Compensation Table.

•	Income from the stock options exercised on 230,300 shares in 2010. These options were part of an inducement award to the CEO upon commencement of employment in 2005 and were granted outside the Payless ShoeSource, Inc. 1996 Stock Incentive Plan. The stock options on the remaining 417,700 shares of that inducement award also will not be deductible under Section 162(m) when exercised.

In developing the Company’s severance program, the CN&G Committee also took into account that some severance payments made after a change of control might not be fully deductible by the Company due to the limitations imposed under Section 280G of the Code.

Accounting for Equity-Based Compensation.  Grants under the Company’s equity incentive plans are accounted for as required by FASB ASC Topic 718. The CN&G Committee takes into account the financial statement impact of awards when deciding whether to make them and how to structure them.

The following table summarizes the total compensation paid or earned by each of our executive officers, for the fiscal year ended January 29, 2011, as required by SEC rules and regulations. The Company has entered into employment agreements with all of the executive officers.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Matthew E. Rubel	2010	1,163,115	—	1,954,613	2,105,173	2,383,853	—	181,011	7,787,765
Chairman, CEO and	2009	1,123,500	—	969,500	2,380,316	1,808,835	—	173,904	6,456,055
President	2008	1,123,500	—	1,436,369	1,201,181	1,166,996	—	175,086	5,103,132
Douglas G. Boessen	2010	316,538	—	52,456	20,783	232,031	87,347	5,763	714,918
Division SVP, Chief	2009	300,000	—	19,733	63,769	193,200	80,550	4,652	661,904
Financial Officer and	2008	259,152		16,437	56,008	41,654	31,553	4,692	409,496
Treasurer
LuAnn Via	2010	694,231		343,102	339,941	583,179	221,922	16,057	2,198,432
President and CEO	2009	675,000	25,000	189,745	476,532	765,244	118,473	44,853	2,294,847
Payless ShoeSource	2008
Douglas J. Treff	2010	548,442	—	248,593	98,526	599,070	171,246	14,991	1,680,868
EVP-Chief	2009	540,750	—	83,100	217,740	565,895	108,445	14,217	1,530,148
Administrative Officer	2008	537,115	—	83,400	77,633	241,240	30,327	10,893	980,608
Darrel J. Pavelka	2010	555,769	—	248,593	98,526	603,671	244,914	14,693	1,766,166
EVP Global Supply	2009	535,000	51,400	83,100	229,042	559,878	188,930	14,881	1,662,231
Chain	2008	515,185	50,000	83,400	77,633	306,478	141,260	14,069	1,188,025

(1)	“Salary” reflects amounts paid to or deferred by the executive officers during each fiscal year. Annual salary changes for each of the executive officers normally occur approximately mid April of each year.

(2)	For 2009, “Bonus” reflects discretionary cash awards for Mr. Pavelka ($30,000) and Ms. Via ($25,000). For Mr. Pavelka it also includes a CE/CE performance rating bonus of $21,400. For 2008, “Bonus” reflects a discretionary cash award for Mr. Pavelka ($50,000). Bonus also includes amounts deferred (if any) by the respective officer under the Company’s Deferred Compensation Plan.

(3)	Amounts represents the 2010, 2009, and 2008 grant-date fair value, respectively, calculated in accordance with FASB ASC Topic 718. See Note 9 (Share Based Compensation) to the notes to consolidated financial statements set forth in Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011 for the assumptions made in determining ASC 718 grant date fair values.

(4)	“Non-Equity Incentive Plan Compensation” reflects the annual and long-term cash incentives paid under the Company’s Incentive Compensation Plan including any amounts deferred by the particular executive officer under the Company’s Deferred Compensation Plan. For all executive officers, the 2010 long-term performance period is Fiscal 2008-2010; the 2009 long-term performance period is Fiscal 2007-2009; the 2008 long-term performance period is Fiscal 2006-2008.

(5)	“Earnings” on amounts deferred under the Company’s Deferred Compensation Plan by executives are not included in this column. Amounts deferred by executives earn returns based solely on the actual return of the measurement fund selected by the executive. See the Non-Qualified Deferred Compensation Table for Fiscal 2010, Fiscal 2009, and Fiscal 2008, as well as the Pension Benefits Table for Fiscal 2010, Fiscal 2009, and Fiscal 2008.

(6)	For Fiscal 2010 this column includes the following for each of the executive officers: For Mr. Rubel, this column includes contractually required premiums paid for life insurance and long-term disability insurance ($6,000); premiums for the executive medical reimbursement plan ($5,000); car allowance ($16,000); company paid driver ($16,984); income for use of company-provided aircraft for personal air travel ($130,000); the Company’s contribution to his 401(k) account ($4,127); and tax preparation fee reimbursement ($2,900) for the 2009 tax year.
For Mr. Boessen, this column includes premiums paid for life insurance and long-term disability insurance ($1,636) and the Company’s contribution to his 401(k) account ($4,127).
For Ms. Via, this column includes premiums paid for life insurance and long-term disability insurance ($2,764); car allowance ($10,000); and the Company’s contribution to her 401(k) account ($4,127).
For Mr. Treff, this column includes premiums paid for life insurance and long-term disability insurance ($2,346); car allowance ($9,239); and the Company’s contribution to his 401(k) account ($4,127).
For Mr. Pavelka, this column includes premiums paid for life insurance and long-term disability insurance ($2,378); car allowance ($8,880); and the Company’s contribution to his 401(k) account ($4,127).
The amounts shown for perquisites represent the incremental cost of such perquisites to the Company. With respect to personal use of Company provided aircraft, the amounts represent the incremental cost to the Company of providing such aircraft. For 2008, 2009 and 2010, all Company provided aircraft consisted of chartered flights and therefore the incremental cost to the Company for personal use of company provided aircraft is computed based on the actual costs of the charter or the incremental cost of any personal travel when combined with a business trip. If a passenger is flying for personal use in an otherwise available seat on a flight that is for Company business, calculating the incremental cost is not practical, and the Company has therefore used the greater of the Standard Industry Fare Level (“SIFL”) rate or first class airfare between the two closest commercial airports as an estimate.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS

											All Other	All Other
											Stock Awards:	Option	Exercise
											Number of	Awards:	of Base
			Estimated Future Payouts Under Non-				Estimated Future Payouts Under Equity				Shares of	Number of	Price of
			Equity Incentive Plan Awards				Incentive Plan Awards				Stock or	Securities	Option	Grant Date
		Award	Threshold		Target	Maximum	Threshold	Target		Maximum	Units(1)	Underlying Options	Awards(2)	Fair Value
Name	Grant Date	Type	($)		($)	($)	(#)	(#)		(#)	(#)	(#)	($/Sh)	($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)	(k)	(l)

Matthew E. Rubel	3/25/2010		282,000	(3)	1,410,000	4,230,000	—	—		—	—	—	—	—
	3/25/2010		293,750	(4)	587,500	1,762,500	—	—		—	—	—	—	—
	3/25/2010	RSA	—		—	—	0	44,062	(5)	44,062	—	—	—	977,295
	3/25/2010	RSA	—		—	—	—	—		—	44,063 (6)	—	—	977,317
	3/25/2010	SAR	—		—	—	—	—		—		238,176 (7)	22.18	2,105,173

Douglas G. Boessen	3/25/2010		28,350	(3)	141,750	425,250	—	—		—	—	—	—	—
	3/25/2010		31,500	(4)	63,000	189,000	—	—		—	—	—	—	—
	3/25/2010	RSA	—		—	—	0	1,182	(5)	1,182	—	—	—	26,217
	3/25/2010	RSA	—		—	—	—	—		—	1,183 (6)	—	—	26,239
	3/25/2010	SAR	—		—	—	—	—		—		2,556 (7)	22.18	20.783

LuAnn Via	3/25/2010		105,000	(3)	525,000	1,575,000	—	—		—	—	—	—	—
	3/25/2010		87,500	(4)	175,000	525,000	—	—		—	—	—	—	—
	3/25/2010	RSA	—		—	—	0	7,734	(5)	7,734	—	—	—	171,540
	3/25/2010	RSA	—		—	—	—	—		—	7,735 (6)	—	—	171,562
	3/25/2010	SAR	—		—	—	—	—		—	—	41,807 (7)	22.18	339,941

Douglas J. Treff	3/25/2010		71,598	(3)	357,988	1,073,964	—	—		—	—	—	—	—
	3/25/2010		68,844	(4)	137,688	413,064	—	—		—	—	—	—	—
	3/25/2010	RSA	—		—	—	0	5,604	(5)	5,604	—	—	—	124,297
	3/25/2010	SAR	—		—	—	—	—		—	5,604 (6)	—	—	124,297
	3/25/2010	SAR	—		—	—	—	—		—	—	12,117 (7)	22.18	98,526

Darrel J. Pavelka	3/25/2010		73,060	(3)	365,300	1,095,900	—	—		—	—	—	—	—
	3/25/2010		70,250	(4)	140,500	421,500	—	—		—	—	—	—	—
	3/25/2010	RSA	—		—	—	0	5,604	(5)	5,604	—	—	—	124,297
	3/25/2010	SAR	—		—	—	—	—		—	5,604 (6)	—	—	124,297
	3/25/2010	SAR	—		—	—	—	—		—	—	12,117 (7)	22.18	98,526

(1)	Stock awards are eligible for dividends; however, the Company has not historically paid dividends.

(2)	Grant price is the fair market value (“FMV”) on the date of grant. The FMV is the closing stock price on the date of grant.

(3)	Annual portion of the incentive under the Company’s Incentive Compensation Plan (“ICP”) as described in the Compensation Discussion & Analysis (“CD&A”).

(4)	Long-term portion of the incentive under the ICP as described in the CD&A.

(5)	Performance-vested restricted shares vest one-third per year for three years beginning on the first anniversary of the grant date if the performance criteria is satisfied. The amount eligible for vesting is based upon achievement of EBITDA to plan. For 2010, the EBITDA goal was met and the entire award will begin vesting on the first anniversary of the grant date.

(6)	Restricted stock awards will vest in equal increments on the second and third anniversary of the grant date; March 25, 2012 and March 25, 2013, respectively.

(7)	Stock Settled Appreciation Rights (“SSARs”) vest one-third per year for three years beginning on the first anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT THE END OF FISCAL 2010

	Option Awards						Stock Awards
	Number of						Number		Market Value of
	Securities		Number of				of Shares or		Shares or
	Underlying		Securities				Units of		Units of
	Unexercised		Underlying		Option		Stock That		Stock That
	Options		Unexercised Options		Exercise	Option	Have Not		Have Not
	(#)		(#)		Price	Expiration	Vested		Vested(1)
Name	Exercisable		Unexercisable		($)	Date	(#)		($)
(a)	(b)		(c)		(e)	(f)	(g)		(h)

Matthew E. Rubel	417,700	(2)	—		20.6500	7/18/2012	—		—
	136,049	(2)	—		33.1150	3/29/2014	—		—
	151,746	(2)	—		23.1600	9/4/2014	—		—
	163,332		81,667	(3)	12.4500	3/27/2015	—		—
	150,000		300,000	(4)	11.0800	3/26/2016	—		—
			238,176	(5)	22.1800	3/25/2017	—		—
							38,457	(3)	778,370
							58,334	(4)	1,180,680
							44,062	(5)	891,815
							44,063	(6)	891,835

Douglas G. Boessen	7,000	(2)	—		16.8650	5/31/2012	—		—
	5,000	(2)	—		22.4800	4/7/2013	—		—
	2,100	(2)	—		22.4800	4/7/2013	—		—
	1,925	(2)	—		22.4800	4/7/2013	—		—
	5,500	(2)	—		22.4800	4/7/2013	—		—
	4,000	(2)	—		33.1150	3/29/2014	—		—
	3,925	(2)	—		33.1150	3/29/2014	—		—
	5,080	(2)	—		23.1600	9/4/2014	—		—
	—		5,000	(7)	12.4500	3/27/2015	—		—
	—		2,000	(8)	18.6300	9/8/2015	—		—
	2,266	(9)	1,134		11.2000	12/8/2015	—		—
	—		5,000	(10)	11.0800	3/26/2016	—		—
	2,833	(11)	5,667		11.0800	3/26/2016	—		—
			2,556	(5)	22.1800	3/25/2017	—		—
							334	(3)	6,760
							119	(9)	2,409
							1,188	(4)	24,045
							1,182	(5)	23,924
							1,183	(6)	23,944

LuAnn Via	—		33,548	(8)	18.6300	9/8/2015	—		—
	12,581	(11)	25,160		18.6300	9/8/2015	—		—
	—		33,500	(10)	11.0800	3/26/2016	—		—
	22,375	(4)	44,750		11.0800	3/26/2016	—		—
			41,807	(5)	22.1800	3/25/2017	—		—
							1,258	(8)	25,462
							9,417	(4)	190,600
							2,000	(4)	40,480
							7,734	(5)	156,536
							7,735	(6)	156,556

Douglas J. Treff	28,500	(2)	—		23.1600	9/4/2014	—		—
	37,500	(2)	—		23.1600	9/4/2014	—		—
	37,500	(2)	—		23.1600	9/4/2014	—		—
	—		15,000	(7)	12.4500	3/27/2015	—		—
	—		10,000	(10)	11.0800	3/26/2016	—		—
	11,875	(4)	23,750		11.0800	3/26/2016	—		—
			12,117	(5)	22.1800	3/25/2017	—		—
							1,334	(7)	27,000
							1,000	(9)	20,240
							5,000	(4)	101,200
							5,604	(5)	113,425
							5,604	(6)	113,425

Darrel J. Pavelka	34,000	(2)	—		16.8650	5/31/2012	—		—
	20,000	(2)	—		22.4800	4/7/2013	—		—
	5,600	(2)	—		22.4800	4/7/2013	—		—
	5,850	(2)	—		22.4800	4/7/2013	—		—
	13,000	(2)	—		22.4800	4/7/2013	—		—
	12,500	(2)	—		33.1150	3/29/2014	—		—
	10,400	(2)	—		33.1150	3/29/2014	—		—
	28,500	(2)	—		23.1600	9/4/2014	—		—
	27,100	(2)	—		23.1600	9/4/2014	—		—
	—		15,000	(7)	12.4500	3/27/2015	—		—
	—		12,500	(10)	11.0800	3/26/2016	—		—
	11,875	(4)	23,750		11.0800	3/26/2016	—		—
			12,117	(5)	22.1800	3/25/2017	—		—
							1,334	(7)	27,000
							1,000	(9)	20,240
							5,000	(4)	101,200
							5,604	(5)	113,425
							5,604	(6)	113,425

(1)	The closing stock price at the end of the fiscal year (1/29/11) was $20.24.

(2)	Award fully vested.

(3)	Remainder of award vests on 3/27/2011.

(4)	Remainder of award vests on 3/26/2011 and 3/26/2012.

(5)	The performance criteria was satisfied and the entire award will vest in equal increments on 3/25/2011, 3/25/2012, and 3/25/2013.

(6)	Award vests in equal increments on 3/25/2012 and 3/25/2013.

(7)	Award fully vests on 3/27/2011.

(8)	Award fully vests on 9/8/2011.

(9)	Remainder of award vests on 12/8/2011.

(10)	Award fully vests on 3/26/2012.

(11)	Remainder of award vests on 9/8/2011.

FISCAL 2010 OPTION EXERCISES AND STOCK VESTED

The table below summarizes the executive officers’ stock option exercises and stock vesting activity for the fiscal year ending January 29, 2011.

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Matthew E. Rubel(1)	230,300	1,282,119	67,623	1,503,936
Douglas G. Boessen(2)	—	—	1,045	22,955
LuAnn Via(3)	—	—	6,966	143,828
Douglas J. Treff(2)	—	—	4,833	105,086
Darrel J. Pavelka(2)	—	—	4,833	105,086

(1)	Reflects restricted stock vesting from the 3/27/2008 and 3/26/2009 grants and stock option exercises from the 7/18/2005 grant.

(2)	Reflects restricted stock vesting from the 3/27/2008, 12/8/2008, and 3/26/2009 grants.

(3)	Reflects restricted stock vesting from the 9/8/2008 and 3/26/2009 grants.

PENSION BENEFITS FOR FISCAL 2010

The table below shows the present value of accumulated benefits payable to each of the executive officers, including the number of years of service credited to each such executive officer, under the Supplemental Retirement Account Balance Plan as determined using interest rate assumptions consistent with those used in the Company’s financial statements.

Currently Ms. Via and Messrs. Boessen, Treff, and Pavelka are eligible for benefits under the Plan.

			Account	Payments During Last
		Number of Years	Balances(2)	Fiscal Year
Name	Plan Name	Credited Service(1)	($)	($)
(a)	(b)	(c)	(d)	(e)

Matthew E. Rubel	Supplemental Retirement Account Balance Plan	n/a	n/a	n/a
Douglas G. Boessen	Supplemental Retirement Account Balance Plan	13.2	463,534	—
LuAnn Via	Supplemental Retirement Account Balance Plan	2.5	340,395	—
Douglas J. Treff	Supplemental Retirement Account Balance Plan	3.4	310,018	—
Darrel J. Pavelka	Supplemental Retirement Account Balance Plan	31.0	2,419,011	—

(1)	Years of service is calculated based on the number of years of service to the Company including any service with our former parent company, The May Department Stores Company, prior to our spin-off in 1996.

(2)	Included in the amount is a transition credit that vests after the attainment of age 55 and at least 5 years of company service. Currently included is $320,492 for Mr. Boessen and $2,113,341 for Mr. Pavelka. Mr. Pavelka is vested in the credit.

Supplementary Retirement Account Balance Plan.  The Company does not maintain a broad-based defined benefit retirement plan. The Company does, however, maintain the SERP that covers a select group of management and highly compensated employees, including executive officers other than the CEO. The SERP is a non-qualified, unfunded, “top-hat” plan.

An employee in the select “top-hat” group may be a participant in the SERP on January 1 if his or her base salary on December 31 is at least 150% of the federal “highly compensated employee” threshold in effect on that date under Section 414(q)(1)(B) of the Code. The base salary requirement for participation in the plan on January 1, 2011, was $165,000. Once the executive qualifies for participation in the SERP, he or she remains a participant contingent upon employment in a position that is part of the select top-hat group. All participants in the defined benefit plan continue as participants in the amended account balance plan.

Executive officers who are SERP participants are eligible for various types of credits after the completion of each plan year. The credits made in fiscal 2011 will be based on Fiscal 2010 eligible compensation, which is base salary plus annual incentive paid in the 2010 plan year.

•	Basic credit: 5% of the participant’s eligible compensation

•	Performance credit: 10% of the participant’s eligible compensation, contingent upon achievement of a pre-established performance goal

–	The performance metric is established annually by the CN&G Committee.
–	For 2010, the performance metric was CBI EBIT. Because the Company’s actual EBIT performance exceeded the target of $177.6 million, all executive officers who are SERP participants will receive a performance credit in April 2011.
–	For 2011, the performance metric will be CBI EBIT. The credit will be awarded in April 2012 if the Company achieves its EBIT target, which is the same as the EBIT target under the annual cash incentive component of the ICP.

•	Transition credit: SERP members prior to the plan amendment on January 1, 2008, received a transition credit in consideration of benefits accrued under the prior defined benefit plan design. Messrs. Pavelka and Boessen received this credit.

•	In addition to the credits described above, the CN&G Committee may authorize discretionary credits in the event of extraordinary circumstances.

SERP participants become 50% vested in the basic, performance and discretionary credits after five years of Company service. Vesting increases 10% per year thereafter, with full vesting after the completion of 10 years of Company service. For those SERP participants who received a transition credit, that credit will vest if the participant reaches age 55 and has completed 5 years of service prior to retirement. Mr. Pavelka is vested in the transition credit.

Unvested basic, performance and discretionary account balances and transition account balances will be credited with interest at a rate established annually. The rate of 4.1% for fiscal 2011 was set in November 2010 and was based on the trailing 12-month average U.S. Treasury 10-year note rate with a 120% modifier to approximate a long-term risk-free rate of return. Upon vesting, the basic, performance and discretionary account balances will be credited with earnings or debited for losses based on the performance of investment funds designated under the plan, which are the same funds identified under “Nonqualified Deferred Compensation Plan” except that a CBI Common Stock Fund is not available for the SERP.

In the event of a “Change of Control” of the Company, the SERP provides that the participant’s account balance will become 100% vested. See the discussion under the “Potential Payments upon Termination or Change of Control.”

401(k) Profit Sharing Plan.  Participants (including executive officers) may make voluntary contributions to the 401(k) Plan on a before-tax and/or after-tax basis. Participants are permitted to direct that any Company contribution and/or participant contribution made to their account under the 401(k) Plan be invested in one of several investment funds, including a CBI Common Stock fund. Subject to the Company’s discretion, the Company expects to contribute an aggregate of 2.5% of its “net profits” (as defined in the 401(k) Plan) to the 401(k) plans for U.S. and Puerto Rico Associates.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2010

Pursuant to the Company’s Deferred Compensation Plan, eligible executives including all executive officers may defer portions of their income including salary and bonus deferrals. An executive may defer up to 75% of base salary and up to 100% of annual and/or long-term cash incentives for the fiscal year. The table below shows the contributions, earnings, and withdrawals by each of the executive officers for Fiscal 2010.

	Executive		Aggregate	Aggregate	Aggregate
	Contributions in		Earnings (loss)	Withdrawals/	Balance
	Last FY		in Last FY	Distributions	at Last FYE
Name	($)		($)	($)	($)
(a)	(b)		(c)	(d)	(e)

Matthew E. Rubel	0		0	0	0
Douglas G. Boessen	0		141	0	43,134
LuAnn Via	0		0	0	0
Douglas J. Treff	282,948	(1)	77,067	0	816,795
Darrel J. Pavelka	0		132,907	0	847,753

(1)	Includes $282,948 of Mr. Treff’s 2009 Annual Incentive Payment that was paid in 2010.

The Deferred Compensation Plan offers a diverse group of investment funds that the executive may select to measure the performance of the amount deferred. The measurement funds as of the end of Fiscal 2010 were: Wells Fargo Advantage Heritage Money Market Institutional Fund, American Funds Growth Fund, DWS Eq 500 Index VIP — Class A, Delaware VIP Value Series, Neuberger Berman Advisers Management Trust Mid Cap Growth (Class I), Fidelity VIP Mid Cap Portfolio, AllianceBernstein Small/Mid Cap Portfolio, Baron Capital Asset Fund: Insurance Shares, Delaware VIP Small Cap Value Series, Lincoln VIP International Fund, Janus Aspen Flexible Bond Service Fund, Delaware VIP High Yield Series, Templeton Global Income Securities Class I, and the Collective Brands Common Stock Fund. Investment gains/losses are attributed to each executive’s account based on the actual performance of the investments selected. Participants may elect to receive distributions in the form of a lump-sum payment or up to 15 annual installments upon separation from service; all distributions are made in accordance with Section 409A of the Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment Agreements.  The material provisions of the employment agreements relating to termination are described below. The definition of “good reason” under the CEO’s employment agreement is consistent with the definition provided immediately below under “Change of Control Agreements,” except that the provision concerning relocation does not apply if the Company’s principal office is relocated to the New York City metropolitan area.

•	Each of the agreements stipulates a period of non-competition and non-solicitation for a period of 18 to 24 months following termination of employment.

•	Each agreement provides that in the event of termination by reason of death, disability, for cause or voluntarily by executive, the executive’s base salary and benefits will cease.

•	If an executive officer other than the CEO is involuntarily terminated without cause, then the executive will be entitled to the following, provided that the executive is not in violation of the non-competition, non-solicitation, confidentiality and work product provisions of the employment agreement:

–	A severance payment equal to two times (except for Mr. Boessen which is 1.5 times) the executive’s then-current base salary, by the later of (i) 2 1/2 months from the end of the fiscal year in which the executive’s employment terminates and (ii) April 15th of the year following the year in which the executive’s employment terminates;
–	The prorated portion of any annual or long-term cash incentive compensation that may be earned and payable under the terms of the ICP;
–	Except for Mr. Boessen and Ms. Via, accelerated vesting of unvested stock options and SSARs that would otherwise have vested during the 12-month period following termination;
–	A special payment toward 18 months of COBRA; and
–	An executive outplacement program through a Company-designated service provider.

•	If the CEO is terminated without cause or terminates for good reason, then he will be entitled to the following, provided that he is not in violation of the non-competition, non-solicitation, confidentiality and work product provisions of his employment agreement:

–	A severance payment equal to two times the sum of salary and target annual bonus for the year of termination;
–	An additional severance payment in lieu of any annual and long-term cash incentives otherwise payable for performance periods in progress as of the termination date:

■	First fiscal quarter $1,000,000
■	Second fiscal quarter $1,425,000
■	Third fiscal quarter $1,850,000
■	Fourth fiscal quarter $2,275,000

–	Accelerated vesting of unvested stock options, SSARs, and restricted stock that would have otherwise vested during the 24-month period following termination;
–	Continued participation in the Company’s medical, dental and other health insurance during the 24-month period following termination; and
–	A $15,000 allowance for reasonable outplacement expenses.

Change of Control Agreements.  The Company has entered into Change of Control agreements with each of the executive officers except Ms. Via. These Change of Control agreements generally provide for the terms of employment after a Change of Control (generally superseding the terms of the employment agreement) and for benefits if he or she terminates employment for “good reason” or is involuntarily terminated other than for death, or disability within three years after a Change of Control. Good reason includes the Company’s relocation of the executive to an office more than 35 miles from executive’s principal office, a termination by the executive within twelve months after a “Potential Change of Control,” or a termination by the executive within 30-day window following the first anniversary of a Change of Control.

For this purpose, a Change of Control includes any of the following events:

•	Any “person,” as defined in the Exchange Act, acquires 20% or more of the Company’s common stock or voting securities;

•	A majority of the Company’s Directors are replaced and not approved by the “Incumbent Board”;

•	Consummation of certain mergers (e.g., a merger after which the Company’s pre-merger voting shares represent less than 50% of the voting shares of the combined entity), or a sale of all or substantially all of the Company’s assets; or

•	Approval by stockholders of a liquidation of the Company.

Upon a covered termination of employment, the agreements provide that the executive will receive a lump sum payment equal to the aggregate of: (1) three times the sum of (a) base salary in effect at termination or, if greater, base salary in effect immediately prior to the Change of Control, plus (b) the greater of the highest bonus actually paid in the previous three years or the bonus paid in the most recently completed fiscal year following a Change of Control, and (2) a cash payment for cancellation of all stock options or stock appreciation rights.

Each Change of Control agreement also provides that the executive will receive outplacement benefits and three years of continued participation in the Company’s welfare benefit plans (or such longer period as is provided in such plan).

The Change of Control agreements also provide a tax gross-up for any excise taxes that may be incurred under Section 4999 of the Code if payment under the agreement would result in the executive receiving at least 110 percent of the “safe harbor” amount. In the event that payments do not meet the 110 percent threshold, the payments are reduced so that no excise tax is imposed.

In addition, in the event of a Change of Control under the terms of the respective Company plans:

•	Amounts deferred under the Company’s Deferred Compensation Plan will be distributed to all participants in a lump sum cash payment, subject to certain distribution limits under Section 409A of the Code;

•	All options and stock appreciation rights outstanding on the date of the Change of Control will become immediately and fully exercisable;

•	All account balances under the SERP will vest immediately; and

•	All restrictions on any restricted or phantom stock units will lapse, and such shares and units will become fully vested.

If termination were to occur during a “Potential Change of Control,” an additional severance payment would be provided to the executive officers, excluding Mr. Boessen and Ms. Via, in lieu of any annual and long-term cash incentives otherwise payable for performance periods in progress as of the termination date:

	Additional Severance Payment – Termination During “Potential Change of Control”
	Fiscal Quarter in which Termination Occurs
	Q1	Q2	Q3	Q4

Mr. Rubel	$1,000,000	$1,425,000	$1,850,000	$2,275,000
Messrs. Treff and Pavelka	$260,000	$380,000	$510,000	$630,000

The following tables reflect the estimated compensation payable to the executive officers in the event of termination of employment due to retirement, voluntary termination (with and without good reason), death, disability, involuntary termination without cause, and following a Change of Control. The amounts assume that such termination was effective on January 29, 2011, and the Change of Control occurred on such date. The actual amounts to be paid can be determined only at the time of the executive’s actual termination of employment.

				Value of
				Vested
				Stock &
			Benefit	Accelerated
	Cash	Incremental	Continuation	Vesting of
	Severance	Pension	& Outplacement	Unvested		Incentive	Tax Gross
Executive Officer	Payment(1)	Benefit(2)	Services(3)	Stock		Compensation(4)	Up(5)	Totals
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)

Matthew E. Rubel
• Voluntary termination or for cause						2,383,853		2,383,853
• Disability	2,275,000			1,959,050	(6)	2,383,853		6,617,903
• Death	2,275,000			7,126,886	(7)	2,383,853		11,785,739
• Good Reason or without cause	7,445,000		39,095	5,938,872	(8)	2,383,853		15,806,820
• Change of Control (COC)				12,533,452	(9)			12,533,452
• Termination for good reason or without cause after COC	9,277,800		346,507			2,383,853		12,008,160
• Disability/Death after COC						2,383,853		2,383,853
• Potential Change of Control	11,552,800		346,507	5,938,872	(8)			17,838,179

Douglas Boessen
• Voluntary termination or for cause						232,031		232,031
• Disability				33,214	(6)	232,031		265,245
• Death				231,213	(7)	232,031		463,244
• Good Reason or without cause	487,500		19,071			232,031		738,602
• Change of Control(COC)		463,534		366,607	(9)			830,141
• Termination for good reason or without cause after COC	1,562,874		106,914			232,031	691,286	2,593,105
• Disability/Death after COC						232,031		232,031

LuAnn Via
• Voluntary termination or for cause						583,179		583,179
• Disability				256,542	(6)	583,179		839,721
• Death				1,360,673	(7)	583,179		1,943,852
• Good Reason or without cause	1,400,000		19,290			583,179		2,002,469

Douglas Treff
• Voluntary termination or for cause						599,070		599,070
• Disability				148,440	(6)	599,070		747,510
• Death				801,290	(7)	599,070		1,400,360
• Good Reason or without cause	1,101,500		18,571	359,904	(10)	599,070		2,079,045
• Change of Control (COC)		310,018		1,257,505	(9)			1,567,523
• Termination for good reason or without cause after COC	3,112,842		165,326			599,070	1,938,170	5,815,408
• Disability/Death after COC						599,070		599,070
• Potential Change of Control	3,979,935		165,326	359,904	(10)		1,909,980	6,415,145

Darrel Pavelka
• Voluntary termination or for cause						603,671		603,671
• Disability				148,440	(6)	603,671		752,111
• Death				824,190	(7)	603,671		1,427,861
• Good Reason or without cause	1,124,000		19,071	359,904	(10)	603,671		2,106,646
• Change of Control (COC)		2,419,011		1,337,569	(9)			3,756,580
• Termination for good reason or without cause after COC	3,176,424		168,138			603,671	1,678,001	5,626,234
• Disability/Death after COC						603,671		603,671
• Potential Change of Control	3,985,634		168,138	359,904	(10)		1,635,289	6,148,965

(1)	For termination with good reason not in connection with Change of Control (“COC”), the cash severance payment for Mr. Rubel is two times the sum of his base salary and target annual bonus for the fiscal year in which his employment is terminated. Mr. Rubel also receives an additional severance payout based upon the timing of his termination during the fiscal year as described in the CD&A. For all other executive officers the cash severance payment represents the payment of salary for the remainder of the employment contract term at the current salary level. For termination for good reason or without cause following a COC, the cash severance payment for all executive officers is three times the sum of his salary and highest annual bonus paid to date.

(2)	The amount reflects the immediate vesting of account balances following a COC for the Supplementary Retirement Plan.

(3)	For Mr. Rubel the amount includes thirty-six months of benefit continuation in the Company’s welfare benefit plans and outplacement services. For other executives the amount includes eighteen months continuation in the Company’s welfare benefits plans and outplacement services. For all executives following a COC the amount includes thirty-six months of benefit continuation in the Company’s welfare benefit and outplacement services.

(4)	Amounts shown include both the annual and long-term incentives earned for the last completed fiscal year.

(5)	Collective Brands utilizes a 100% modified gross-up calculation. Tax Gross Up calculations include the following assumptions: change-in-control stock price of $20.24, Applicable Federal Rate of 2.78%, annual volatility of 45%, and represent Income, FICA, and excise tax amounts.

(6)	Amount reflects the value of the acceleration of restricted awards outstanding granted greater than one year ago.

(7)	Amount reflects the value due to the acceleration of all stock options and/or stock-settled stock appreciation rights, and acceleration of restricted awards.

(8)	Amount reflects the value of all outstanding equity awards that would have vested within twenty-four months following the date of termination.

(9)	Amount reflects the accelerated vesting of all outstanding equity awards upon a COC.

(10)	Amount reflects the value of all outstanding equity awards that would have vested within twelve months following the date of termination.

PROPOSAL II: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote, on an advisory (nonbinding) basis on the Compensation Discussion and Analysis (beginning on page 14), the compensation tables (beginning on page 28), and any related narrative discussion contained in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement by approving the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion contained in this Proxy Statement.”

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. We encourage stockholders to review the Compensation Discussion and Analysis which describes the Company’s compensation philosophy and discusses how the Company delivered on its pay philosophy.

The say-on-pay vote is advisory, and therefore not binding on the Company or the CN&G Committee. The Board and the CN&G Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the CN&G Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ON AN ADVISORY BASIS “FOR” APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND ANY RELATED NARRATIVE DISCLOSURE CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL III: FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires an advisory vote by our stockholders to indicate how frequently they believe we should conduct an advisory vote on the compensation of our Named Executive Officers of the type found in Proposal II. Stockholders may indicate whether they would prefer an advisory vote on the compensation of our Named Executive Officers every year, every two years, every three years or abstain. Your proxy or voting instruction card allows you to choose the frequency you prefer. The Board is not bound by this advisory stockholder vote; however, it will give significant weight to stockholder preferences on this matter.

Stockholders should consider the value of having the opportunity every year to voice their opinion on the Company’s executive compensation through an advisory vote, weighing that against the additional burden and expense to the Company and stockholders of preparing and responding to proposals annually, as well as the other means available to stockholders to provide input on executive compensation.

After careful consideration of the various arguments supporting each frequency level, the Board believes that submitting the advisory vote on executive compensation to stockholders on an annual basis is appropriate for the Company and its stockholders at this time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, FOR FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION TO BE HELD EVERY YEAR.

Beneficial Stock Ownership of Directors, Nominees, Executive Officers, and More Than Five Percent Owners

The following table sets forth certain information known to the Company regarding beneficial ownership of the Company’s common stock as of April 1, 2011, (including shares of the Company’s common stock held in the Company Profit Sharing Plan account for the executive officers named in the Summary Compensation Table) by (a) each person known by the Company to own beneficially more than 5% of the Company’s common stock, (b) each Director and nominee for election as a Director of the Company, (c) each of the executive officers named in the Summary Compensation Table, and, (d) all current Directors, nominees and executive officers as a group. The shares allocated to the accounts of participants named below in the Company’s Profit Sharing plan constitutes less than one percent of the Company Common Stock (see note (3) below).

On April 1, 2011, there were 61,557,211 common stock outstanding and eligible to vote at the Annual Meeting of Stockholders.

	Shares Beneficially
	Owned as of
	April 1,	Percent
Name	2011	of Class

Holders of More than Five Percent of Common Stock
PRIMECAP Management Company(1)	6,680,780	10.2
BlackRock, Inc.(2)	4,934,999	7.6
Directors, Nominees and Executive Officers(3)
Daniel Boggan Jr.(4)	9,511	*
Mylle H. Mangum(4)	300	*
John F. McGovern(4)	8,075	*
Robert F. Moran(4)(5)	80,286	*
D. Scott Olivet	35,729	*
Matthew A. Ouimet(4)	5,000	*
Michael A. Weiss(4)	16,178	*
Robert C. Wheeler(5)	15,169	*
Matthew E. Rubel(6)(7)	782,485	1.2
Douglas G. Boessen(6)(7)	21,251	*
Darrel J. Pavelka (6)(7)(8)(9)	125,558	*
Douglas J. Treff(6)(7)	70,343	*
LuAnn Via(6)(7)	51,294	*
All directors, nominees and executive officers as a group (16 Persons)(4)(6)(7)(8)	1,341,315	2.0

*	Less than one percent.

(1)	This information is based on Amendment 5 to Schedule 13G filed with the SEC on February 14, 2011. The address of PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, CA 91101.

(2)	The information is based on Amendment 1 Schedule 13G filed with the SEC on February 3, 2011. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	The Company’s profit sharing plan provides for an investment fund which is invested in shares of the Company’s Common Stock (the “Collective Brands Common Stock Fund”). As of April 1, 2011, the trusts under the profit sharing plan owned approximately 827,973 shares of Collective Brands Common Stock (approximately 1.3% of the shares of Collective Brands Common Stock outstanding) in the Collective Brands Common Stock Fund. Shares shown as beneficially owned by the persons referred to in the table include any shares allocated to their accounts under the profit sharing plan.

(4)	Does not include units credited to non-employee Director’s accounts under the Deferred Compensation Plan for Non-Management Directors. As of April 1, 2011, the following Directors had the indicated units credited to their account under the plan: Mr. Boggan — 28,797 units; Ms. Mangum — 35,672 units; Mr. McGovern — 50,316 units; Mr. Moran — 5,124 units; Mr. Ouimet — 11,979 units; Mr. Weiss — 4,088 units; and Mr. Wheeler — 13,843 units. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Collective Brands common stock.

(5)	Includes 28,400 shares held by Mr. Moran’s spouse.

(6)	Shares shown as beneficially owned include shares subject to options which are presently exercisable or which will become exercisable on or before May 31, 2011 as follows: Matthew E. Rubel — 417,700 shares; Douglas G. Boessen — 14,100 shares; Darrel J. Pavelka — 59,600 shares, and all Directors, nominees and executive officers as a group — 565,333 shares.

(7)	Shares shown as beneficially owned do not include shares which may be acquired upon exercise of stock settled stock appreciation rights (“SSARs”). Each right provides the holder the right to acquire up to two-thirds of a share of stock, subject to a maximum specified in the award agreement. The following executives have SSARs that will be exercisable before May 31, 2011 Matthew E. Rubel — 912,186 SSARs, Douglas G. Boessen — 34,214 SSARs, Darrel J. Pavelka — 140,139 SSARs, LuAnn Via — 83,845 SSARs, Douglas J. Treff — 146,289 SSARs and all Directors, nominees and executive officers as a group — 1,442,230 SSARs.

(8)	Does not include units credited to accounts under the Company’s Deferred Compensation Plan. As of April 1, 2011, Mr. Pavelka had 11,454 units credited to his account. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Collective Brands Common Stock.

(9)	Mr. Pavelka’s ownership includes 14,531 shares held in a trust in his spouse’s name.

Audit and Finance Committee Report

The following Report of the Audit and Finance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

In February 2011, the Audit and Finance Committee (the “Audit Committee”) of the Board of Directors reviewed its charter. The complete text of the charter is available on the Company’s Investor Relations website at www.collectivebrands.com.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal control. The Company’s independent registered public accountants have the responsibility for the examination of the Company’s financial statements. On behalf of the Board of Directors, the Audit Committee monitors the Company’s financial reporting processes and systems of internal control, the independence and performance of the independent registered public accountants, and the performance of the internal auditors.

The Audit Committee met nine times during fiscal 2010. The Audit Committee regularly meets with the Company’s internal auditor, Chief Financial Officer, Chief Administrative Officer, General Counsel and the Company’s independent registered public accountant each without the presence of Management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both Management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During fiscal 2010, the Audit Committee reviewed significant accounting and disclosure issues with management and Deloitte & Touche LLP (“D&T”). These reviews included discussion with D&T of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm its independence.

In addition, the Audit Committee reviewed initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

Taking all of these reviews and discussions into account, the Audit Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, for filing with the Securities and Exchange Commission.

The Audit Committee believes its membership complies with the requirements of the New York Stock Exchange with respect to independence, financial literacy and financial management expertise, but its members are not professionally engaged in the practice of accounting and are not experts in the fields of accounting or auditing.

The Audit Committee also recommended the reappointment, subject to stockholder approval, of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal 2011.

Audit and Finance Committee:

John F. McGovern — Chairman
Daniel Boggan Jr.
Robert Moran
D. Scott Olivet
Matthew A. Ouimet

Principal Accounting Fees and Services

The following table presents fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “D&T”) for the audit of the Company’s annual financial statements for fiscal 2010 and fiscal 2009 and fees billed for audit — related services, tax services and all other services by D&T for fiscal 2010 and fiscal 2009.

	Fiscal 2010	Fiscal 2009
	(in thousands)

Audit fees	$2,051	$2,144
Audit-related fees(a)	174	233
Tax fees	—	—
All other fees	—	—
Total audit-related fees & non-audit fees	$2,225	$2,377

(a)	Audit-Related Fees consist of attest and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. In 2010, this category includes fees related to audits for international subsidiaries and joint ventures ($118), audit of two employee benefit plans ($46), and communication with regulators ($10). In 2009, this category includes fees related to audits for international subsidiaries and joint ventures for fiscal year 2009 ($183) and audit of two employee benefit plans for the 2008 plan year ($50).

The Audit and Finance Committee’s policy on the use of the Company’s independent public accountant requires pre-approval of all services. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All-audit related services, tax services and other services were pre-approved by the Audit and Finance Committee consistent with its policy. Prior to approving services, the Committee or its designee concluded that the provision of such services by D&T was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

******************

PROPOSAL IV: RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTANTS
FOR FISCAL YEAR 2011

The Audit and Finance Committee appointed D&T to serve as the Company’s independent registered public accountants for the fiscal year ending January 28, 2012, subject to ratification by the stockholders at the Annual Meeting. D&T served as the Company’s independent registered public accountants for fiscal 2010.

A member of the firm of D&T will be present at the meeting to make such statements as that firm may desire and to answer appropriate stockholder questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF COLLECTIVE BRANDS, INC. COMMON STOCK VOTE IN FAVOR OF PROPOSAL IV, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

******************

RELATED PARTY TRANSACTIONS

General.  The Company has operated under a written Code of Ethics for many years. As part of that Code of Ethics, Directors and employees are expected to make business decisions and take actions based upon the best interests of the Company and not based upon personal relationships or benefits.

In March 2007, the Board of Directors formally adopted a written policy with respect to transactions involving “related parties” to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) a related party has a direct or indirect material interest, and (3) the amount involved exceeds $120,000, but generally does not include a transaction that is not required to be disclosed under Item 404(a) of Regulation S-K. A “related party” includes Company Directors and executive officers and their immediate family members, and stockholders owning 5% or more of the Company’s outstanding stock.

Policy.  The CN&G Committee, with the assistance of the Company’s Law Department, is responsible for reviewing, approving or ratifying all related party transactions. The CN&G Committee intends to approve only those related party transactions that are in, or not inconsistent with, the Company’s and its stockholders’ best interests. In considering any related party transaction, the Committee will consider all relevant facts and circumstances.

Procedures:

•	The related party and/or the Company employee responsible for the transaction must notify the Company’s Law Department of the transaction and all of the related facts and circumstances.

•	If the Law Department determines that the transaction is a related party transaction, it will submit the proposed transaction to the CN&G Committee or the Chairman of the CN&G Committee for review.

•	Any Director involved in the transaction will be recused from all discussions and decisions regarding the transaction.

•	The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

•	The CN&G Committee or the Chairman of the CN&G Committee will review the proposed related party transaction and determine whether to approve, terminate or ratify the transaction.

The CN&G Committee (or the Chairman) will consider all of the relevant available facts and circumstances, including but not limited to: (a) the benefits to the Company; (b) the impact on a Director’s independence — if the related party is a Director, a Director’s immediate family member or an entity in which a Director is a partner, shareholder or executive officer; (c) the availability of other sources for comparable products or services; (d) the terms of the transaction; and (e) the terms available to unrelated third parties or to employees generally. No member of the CN&G Committee may participate in any review, consideration or approval of a related party transaction if such member or his or her immediate family member is the related party.

The Company began a relationship with Celadon Group, Inc. (“Celadon”) in 2002. Mr. Rubel’s father-in-law, Stephen Russell, is Chairman of the Board and Chief Executive Officer of Celadon. Pursuant to a competitive bid process, Celadon won the right to be the primary carrier on two of the Company’s transportation lanes. Beginning in April 2010, Celadon will also begin service for one additional lane. These lanes account for less than three percent of the Company’s linehaul budget. The Company periodically competitively bids its linehaul routes and as a result, Celadon could gain or lose routes based upon its bids.

In June 2006, the Company entered into a Marketing and License Agreement with Ballet Theatre Foundation, Inc., a nonprofit organization, to use the American Ballet Theatre and ABT marks in connection with development, manufacture, marketing, promotion, distribution, and sale of certain dance footwear. Mr. Rubel became a Trustee of Ballet Theatre Foundation, Inc. in January 2007.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and greater than ten percent beneficial owners (“Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Collective Brands Common Stock. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure by the Reporting Persons to file by these dates. To the Company’s knowledge, all Section 16(a) filing requirements applicable to Reporting Persons were timely met during the fiscal year ended January 29, 2011.

Other Business

Under the laws of the State of Delaware, where Collective Brands is incorporated, no business other than procedural matters may be raised at the Annual Meeting unless proper notice to the stockholders has been given. We do not expect any business to come up for stockholder vote at the Annual Meeting other than the items described in this proxy statement. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Persons with Disabilities

We can provide reasonable assistance to help you participate in the Annual Meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the Annual Meeting at the number or address under “Questions.”

Code of Ethics

Collective Brands maintains a Code of Ethics that is applicable to all of its employees, officers and Directors, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. The Code of Ethics contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable public disclosures and communications, including financial reporting; compliance with applicable laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of Collective Brands’ Code of Ethics is posted on Collective Brands’ website at www.collectivebrands.com. Collective Brands will post any disclosable waivers or amendments to the Code of Ethics on its investor relations website at www.collectivebrands.com. Copies of the Code of Ethics may be obtained by contacting the Company’s Investor Relation’s Department at (800) 626-3204, or writing to them at Collective Brands, Inc., Attn: Investor Relations, 3231 Southeast Sixth Avenue, Topeka, Kansas 66607.

Outstanding Shares

On April 1, 2011, the record date, 61,557,211 shares of common stock were outstanding and are eligible to vote at the Annual Meeting of Stockholders. Each share of common stock has one vote.

How We Solicit Proxies

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. The Company pays the costs of soliciting this proxy. We are paying D.F. King & Co., Inc. a fee of $12,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

2012 ANNUAL MEETING

The 2012 Annual Meeting is anticipated to be held Thursday, May 24, 2012, at a time and location to be announced later. The Board may change this date in its discretion.

ABOUT STOCKHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2012 ANNUAL MEETING

If you intend for your proposal to be included in next year’s proxy statement pursuant to the Securities and Exchange Commission Rule 14a-8, you must send it to the Corporate Secretary by the close of business on December 15, 2011. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement if it does not satisfy the standards set forth in the rules of the SEC.

Under our By-Laws, if a stockholder desires to bring a matter before the annual meeting of stockholders or if a stockholder wants to nominate a person for election to our Board, the stockholder must follow the procedures outlined in our By-Laws. A copy of our By-Laws is available without charge to stockholders of record upon written request to our Corporate Secretary. Our By-Law procedures are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Our By-Laws require timely notice in writing of any business a stockholder proposes to bring before the Annual Meeting of Stockholders and/or the nomination any stockholder proposes to make at the Annual Meeting of Stockholders. Notice of business proposed to be brought before the 2012 Annual Meeting of Stockholders and/or director nominations proposed to be made at the 2012 Annual Meeting of Stockholders must be received by our Corporate Secretary no earlier than February 24, 2012 and no later than March 10, 2012, assuming there is no change to the date of our Annual Meeting of Stockholders.

Capitalized terms not otherwise defined will have the meaning ascribed to them in our By-Laws. If a stockholder would like to bring any business before the Annual Meeting of Stockholders, the matter must be a proper matter for stockholder action and the stockholder must provide and supplement within 10 days after the record date with respect to the stockholder and the beneficial holder, if any:

•	your name and record address and the address of any beneficial holder;

•	the class and number of shares of capital stock of the Corporation which are owned directly or indirectly;

•	any Derivative Instrument or any other opportunity to profit or share in any profit derived from any change in the value of shares of the Corporation;

•	any arrangement pursuant to which you have the right to vote any share of the Corporation;

•	any short interest in security of the Corporation;

•	any rights to dividends that are separated or are separable from the underlying shares of the Corporation;

•	any proportionate interest in shares of the Corporation or Derivative Instruments held directly or indirectly;

•	any performance fees (other than an asset fee) based on a change in the value of the shares of the Corporation or Derivative Instruments; and

•	any other information required to be disclosed in a proxy statement applicable to the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

If the stockholder brings before the meeting any action other than the nomination of a director or directors the stockholder notice must also include:

•	a brief description of the proposal and the reasons why you favor the proposal and any material interest in such proposal; and

•	a description of all agreements and understanding between the stockholder and the beneficial owner, if any, and any other person (including their names) in connection with such proposal.

If a stockholder would like to nominate a candidate for director at the 2012 annual meeting, your notice must include certain information, specified in the Company’s By-laws, about you and your nominee(s).

As to each person whom the stockholder proposes to nominate for election or re-election as a director you must provide:

•	all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

•	a description of all direct and indirect compensation, monetary and other material relationships between or among the stockholder and the beneficial holder on one hand and the each proposed nominee on the other hand including without limitation all information that would be required to be disclosed pursuant to Rule 404 of Regulation S-K if the stockholder and any beneficial owner on whose behalf the nomination is made were the registrant for purposes of such rule and nominee were a director or executive officer of the Corporation.

•	completion of a signed questionnaire representation and agreement.

•	such other information as may be reasonably required by the Corporation to determine the eligibility of such nominee to serve as an independent director of the Corporation or could be material to a reasonable stockholder’s understanding of the independence or lack thereof, of such nominee.

Such notice shall be accompanied by the executed consent of each nominee to serve as a director if so elected.

If you would like to make suggestions for Board nominees to the Compensation, Nominating and Governance Committee of the Board of Directors, those suggestions should be submitted to the attention of the Corporate Secretary.

Questions

If you have questions or need more information about the Annual Meeting of Stockholders, write to:

Secretary
Collective Brands, Inc.
3231 Southeast Sixth Avenue
Topeka, KS 66607

or call us at (785) 233-5171.

For information about your record holdings you may call Collective Brands Stockholder Services at 1-800-884-4225. We also invite you to visit the Company’s Investor Relations website at http://www.collectivebrands.com. Internet site materials are for your general information and are not part of this proxy solicitation.

Collective Brands Annual Report on Form 10-K

To obtain without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, address your request to Collective Brands, Inc. ATTN: Investor Relations, 3231 SE 6th Avenue, Topeka, Kansas 66607, or call 1-800-626-3204. The 2010 Form 10-K may also be accessed on the Internet at http://collectivebrands.com by selecting Investor Relations, and at the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors,
Michael J. Massey
Secretary

April 13, 2011

APPENDIX A

HAY GROUP 2010 RETAIL INDUSTRY SURVEY GROUP

Abercrombie & Fitch Co.*
Aeropostale, Inc.
American Eagle Outfitters, Inc.*
AnnTaylor Stores Corporation
Bebe Stores
Belk
The Bon-Ton Stores, Inc.
Carter’s, Inc.
Charlotte Russe
Charming Shoppes, Inc.
Chico’s FAS, Inc.
The Children’s Place Retail Stores, Inc.*
Coach, Inc.
Coldwater Creek
DSW, Inc.*
Express
Foot Locker, Inc.*
The Gap, Inc.*
The Gymboree Corporation
Hot Topic, Inc.
J. C. Penney Company, Inc.
J. Crew Group, Inc.
Kenneth Cole Production, Inc.
Kohl’s Corporation*
L.L. Bean
Limited Brands, Inc.*
Limited Stores
Liz Claiborne, Inc.
Lord & Taylor
Macy’s, Inc.
Maidenform Brands, Inc.
Neiman Marcus, Inc.
New York & Company, Inc.
Nordstrom, Inc.
Phillips-Van Heusen Corporation
Polo Ralph Lauren*
Ross Stores, Inc.*
rue21
Saks Incorporated
Sears Holdings Corporation
Stage Stores, Inc.
Talbots
The TJX Companies, Inc.
Tween Brands
VF Corporation*
Williams-Sonoma, Inc*

*	Companies also included in the Company’s Compensation Comparison Group

A-1

. NNNNNNNNNNNN Admission Ticket NNNNNNNNNNNNNNN C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) You can vote by Internet or telephone! ADD 1 Available 24 hours a day, 7 days a week! ADD 2 ADD 3 Instead of mailing your proxy, you may choose one of the two alternate voting methods outlined below to vote your proxy. ADD 4 NNNNNNNNN ADD 5 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 6 Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Daylight Saving Time, on May 26, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com/PSS • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends that you vote for all nominees, “FOR” Proposals Number 2 and 3 and for “1 YEAR” on Proposal Number 4. 1. ELECTION OF DIRECTORS: + Each nominee to serve for a three-year term expiring in 2014. 01 - Robert F. Moran 02 — Matthew A. Ouimet 03 — Matthew E. Rubel Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 1 Yr 2 Yrs 3 Yrs Abstain 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION. 3. ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION. 4. RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the Company’s independent registered public accounting firm for the year 2011. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 1 1 4 6 5 1 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01BDZD .

To the Stockholders of Collective Brands, Inc.: You are cordially invited to attend the Annual Meeting of Collective Brands Stockholders which will be held at Collective Brands, Inc., Pozez Auditorium, 3231 SE Sixth Avenue, Topeka, Kansas, on Thursday, May 26, 2011, at 10:00 a.m. Central Daylight Saving Time. Provided with this proxy card is a return envelope, the Company’s 2010 Annual Report to Stockholders and the Proxy Statement for the 2011 Annual Meeting. It is important that you vote by returning the proxy card, by using the Internet or by telephone. Management’s recommendation on each issue and the reasons for the recommendations are described in the Proxy Statement. 2011 Admission Ticket ANNUAL MEETING OF STOCKHOLDERS POZEZ AUDITORIUM 3231 SE SIXTH AVENUE TOPEKA, KANSAS THURSDAY, MAY 26, 2011 10:00 A.M., CENTRAL DAYLIGHT SAVING TIME PLEASE ADMIT NON-TRANSFERABLE 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Collective Brands, Inc. + THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON MAY 26, 2011 The undersigned hereby appoints Douglas G. Boessen, Betty J. Click and Aaron G. Hove, as proxies, each with the full power of substitution, to vote and act with respect to all of the shares of common stock of the undersigned in Collective Brands, Inc., at the Annual Meeting, upon all matters that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to the directions indicated on the reverse side of this card, through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. This proxy card, when signed and returned, will also constitute voting instructions to the trustee for shares held under the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan and the Payless ShoeSource, Inc. Profit Sharing Plan for Puerto Rico Associates. IF NO DIRECTIONS ARE GIVEN, AND THIS CARD IS RETURNED SIGNED, THE UNDERSIGNED UNDERSTANDS THAT THE PROXIES, TRUSTEE OR RECORDKEEPER WILL VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR BY VOTE BY USING THE INTERNET OR BY TELEPHONE. IF YOU VOTE BY TELEPHONE OR THE INTERNET, DO NOT MAIL YOUR PROXY CARD. C Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD. +